                                                                     EXHIBIT 2.2

                             CONFIDENTIAL TREATMENT

The material marked by ({RADACTED}) on the attached pages has been omitted from the filed copy of this agreement in connection with a confidential treatment request filed with the Securities and Exchange Commission by Lesco, Inc.

Some of the schedules of Exhibit 2..2 are not filed pursuant Regulation S-K Item 601(b)(2) because the omitted schedules do not provide information which is material to an investment decision in the Company's securities. The omitted schedules in Exhibit 2.2 are Exhibit C (Operating Procedures) and Schedule 3.6 (Interest Rate Adjustment Illustration). The Company agrees to furnish supplementally a copy of the omitted schedules to the Commission upon request.

                          PRIVATE LABEL BUSINESS CREDIT
                                PROGRAM AGREEMENT

                                     BETWEEN

                                   LESCO, INC.
                              LESCO SERVICES, INC.
                        AIM LAWN & GARDEN PRODUCTS, INC.
                             LESCO TECHNOLOGIES, LLC

                                       AND

                            GE CAPITAL FINANCIAL INC.

                          DATED AS OF DECEMBER 16, 2003

                                TABLE OF CONTENTS

                                                                                                                   PAGE
ARTICLE 1 ESTABLISHMENT AND SCOPE OF THE PROGRAM................................................................     1
         Section 1.1       Establishment of the Program.........................................................     1
         Section 1.2       Scope of the Program.................................................................     2
         Section 1.3       Interim Transition Period............................................................     2
         Section 1.4       Recourse Accounts....................................................................     3

ARTICLE 2 RESPONSIBILITIES UNDER THE PROGRAM....................................................................     5
         Section 2.1       Bank's Responsibilities..............................................................     5
         Section 2.2       LESCO's Responsibilities.............................................................     6

ARTICLE 3 SETTLEMENT AND PAYMENT TERMS..........................................................................     7
         Section 3.1       Settlement Procedures................................................................     7
         Section 3.2       Bank Payment Terms...................................................................     8
         Section 3.3       LESCO Payment Terms..................................................................     8
         Section 3.4       Program Fees.........................................................................     8
         Section 3.5       Program Fee Percentages..............................................................     9
         Section 3.6       Interest Rate Adjustor...............................................................    10

ARTICLE 4 OTHER PROGRAM ECONOMICS...............................................................................    11
         Section 4.1       Allocation of Program Expenses.......................................................    11
         Section 4.2       Solicitation of Accountholders for Other Products....................................    11

ARTICLE 5 PROMOTION OF THE PROGRAM..............................................................................    11
         Section 5.1       Annual Marketing Plans...............................................................    11
         Section 5.2       Responsibility of Bank to Promote the Program........................................    12
         Section 5.3       Responsibility of LESCO to Promote the Program.......................................    12

ARTICLE 6 OTHER AGREEMENTS......................................................................................    13
         Section 6.1       Ownership of Accounts................................................................    13
         Section 6.2       Ownership and Use of Accountholder Information.......................................    13
         Section 6.3       Accountholder Terms..................................................................    14
         Section 6.4       Credit Criteria......................................................................    14
         Section 6.5       Operating Procedures.................................................................    14
         Section 6.6       Credit Review Point; Program Credit Minimums.........................................    14
         Section 6.7       LESCO Financial Reports; Financial Covenants.........................................    15
         Section 6.8       Access...............................................................................    16
         Section 6.9       Inserts and Billing Messages.........................................................    16
         Section 6.10      Extended Warranties..................................................................    17
         Section 6.11      Third Party Participation............................................................    17
         Section 6.12      Sales Taxes and Related Record Retention.............................................    17
         Section 6.13      Use of Names and Marks...............................................................    18
         Section 6.14      Intellectual Property................................................................    18

                                      -i-
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
         Section 6.15      Securitization.......................................................................    18
         Section 6.16      Grant of Security Interest/Precautionary Filing......................................    18
         Section 6.17      In-Store Payments....................................................................    19
         Section 6.18      Program Managers.....................................................................    20
         Section 6.19      Periodic Program Reports.............................................................    20

ARTICLE 7 CHARGEBACKS...........................................................................................    20
         Section 7.1       Chargeback Rights....................................................................    20
         Section 7.2       Fraud Losses on Accounts.............................................................    21

ARTICLE 8 - EXCLUSIVITY.........................................................................................    22
         Section 8.1       Exclusivity..........................................................................    22
         Section 8.2       Right of First Refusal...............................................................    22

ARTICLE 9 TERM/TERMINATION......................................................................................    22
         Section 9.1       Program Term.........................................................................    22
         Section 9.2       Termination of Agreement.............................................................    23

ARTICLE 10 POST TERM PROVISIONS.................................................................................    26
         Section 10.1      Purchase of Accounts by LESCO upon Termination.......................................    26
         Section 10.2      Bank's Rights If LESCO Does Not Purchase Accounts....................................    27
         Section 10.3      Survival Provisions..................................................................    28

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES.....................................................................    28
         Section 11.1      Representations and Warranties.......................................................    28
         Section 11.2      Presentment Warranties...............................................................    29

ARTICLE 12 INDEMNIFICATION......................................................................................    30
         Section 12.1      Indemnification by LESCO.............................................................    30
         Section 12.2      Indemnification by Bank..............................................................    30
         Section 12.3      Indemnification Procedures...........................................................    31

ARTICLE 13 MISCELLANEOUS........................................................................................    32
         Section 13.1      Confidentiality......................................................................    32
         Section 13.2      Public Announcements.................................................................    32
         Section 13.3      Binding Effect.......................................................................    33
         Section 13.4      Assignment...........................................................................    33
         Section 13.5      Governing Law........................................................................    33
         Section 13.6      Financial Accommodation..............................................................    33
         Section 13.7      No Third Party Beneficiaries.........................................................    33
         Section 13.8      Amendments...........................................................................    33
         Section 13.9      No Partnership.......................................................................    33
         Section 13.10     Notices..............................................................................    33
         Section 13.11     Nonwaiver; Remedies Cumulative; Severability.........................................    34
         Section 13.12     Damages Waiver.......................................................................    34
         Section 13.13     Joint and Several Obligations........................................................    34
         Section 13.14     Entire Agreement.....................................................................    35

         Section 13.15     Further Assurances...................................................................    35
         Section 13.16     Multiple Counterparts................................................................    35

                 PRIVATE LABEL BUSINESS CREDIT PROGRAM AGREEMENT

         This PRIVATE LABEL BUSINESS CREDIT PROGRAM AGREEMENT is made as of December 16, 2003 by and among LESCO, Inc., an Ohio corporation ("LESCO"), LESCO Services, Inc., an Ohio corporation ("LSI"), AIM Lawn & Garden Products, Inc., an Ohio corporation ("AIM"), and LESCO Technologies, LLC, a Nevada limited liability company ("LTLLC"), on the one hand, and GE Capital Financial Inc., a Utah industrial loan corporation ("Bank"), on the other. Certain capitalized terms used in this Agreement are defined in the attached Appendix A.

         WHEREAS, LESCO is in the business of manufacturing and selling products through Service Centers(R), Stores-On-Wheels(R), direct distribution, telephone, e-commerce and by other means;

         WHEREAS, prior to the date hereof, LESCO extended credit to its commercial customers to allow such customers to finance purchases of LESCO's products and LESCO administered and collected the resulting accounts receivable;

         WHEREAS, among other things, Bank establishes programs to extend and service customized credit programs to qualified commercial customers for the purchase of products from various manufacturers and merchants;

         WHEREAS, concurrently with the execution and delivery of this Agreement, LESCO and Bank have executed the Purchase Agreement for the purpose of transferring LESCO's interest in the Existing Accounts to Bank and incorporating such Existing Accounts into the Program as set forth herein;

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Bank will, (i) extend credit with respect to and administer the Existing Accounts and Indebtedness under either the Open Account Program or the BRC Program, and (ii) make available the Open Account Program and the BRC Program to qualified commercial customers of LESCO after the Program Commencement Date;

                  In consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, LESCO and Bank agree as follows:

                ARTICLE 1 ESTABLISHMENT AND SCOPE OF THE PROGRAM

         SECTION 1.1 ESTABLISHMENT OF THE PROGRAM.

                  (a) Bank and LESCO are entering into this Agreement to establish a private-label business credit program, which will include both the Open Account Program and the BRC Program and which will be made available to qualified commercial customers of LESCO for the financing of purchases of products and services from LESCO, all in accordance with the terms of this Agreement (collectively, the "Program").

                  (b) LESCO acknowledges and agrees that it shall be a material condition precedent to Bank's obligations to perform hereunder that, and the Program Commencement Date shall not be deemed to occur until, Bank and LESCO shall have consummated the purchase and sale of the Existing Accounts pursuant to the Purchase Agreement; provided, that the provisions of Appendix B which by their terms are to commence on the Effective Date shall be effective as of such date.

         SECTION 1.2 SCOPE OF THE PROGRAM.

                  (a) During the Term, LESCO will accept Account applications and forward such applications or the information contained therein to Bank in accordance with the Operating Procedures and accept Credit Cards and Accounts in accordance with the Operating Procedures and Bank will extend credit directly to Accountholders under the Program pursuant to the Prox Terms, the Net Invoice Terms, or the BRC Terms, as the case may be, with respect to purchases of LESCO's products and services at all Store Locations, as well as in connection with Telephone Purchases. LESCO acknowledges and agrees that (i) Accountholders may only participate in either the Open Account Program (and, within such program, on either the Prox Terms or the Net Invoice Terms, but not both) or the BRC Program, but not both, and (ii) the terms and conditions set forth herein pertaining to Net Invoice Accounts (including, without limitation, Net Invoice Fees, Net Invoice Fee Percentages, and Net Invoice Terms) and any obligation of Bank to extend credit in respect thereof shall not be effective unless and until the parties agree in writing to effectuate such provisions and, as part thereof, establish the pricing and Net Invoice Terms that will apply thereto.

                  (b) Bank acknowledges that it is the intention of LESCO to actively pursue the sales of its products through the Internet and the parties agree to negotiate in good faith mutually acceptable terms and conditions under which such functionality may be made available after the Program Commencement Date to Accountholders under the Program.

                  (c) The Program is intended to be used by Accountholders for purchases made primarily for commercial and business purposes and Bank does not intend to extend credit under the Program for purchases made primarily for personal, family or household use. LESCO acknowledges that Bank's obligation to continue to extend credit under the Program is contingent on LESCO continuing to sell the type of goods and services generally similar to those sold by LESCO as of the Program Commencement Date.

         SECTION 1.3 INTERIM TRANSITION PERIOD. The parties acknowledge and agree that during the period from the Closing Date (as defined in the Purchase Agreement) until the completion of Bank's transfer of the Purchased Accounts onto Bank's systems (the "Interim Transition Period"), certain of the terms and conditions of this Agreement shall be modified as and to the extent specifically set forth below. Without limiting the generality of the foregoing and anything in this Agreement to the contrary notwithstanding, during the Interim Transition Period the following terms and conditions shall apply:

                  (a) Bank shall designate for each Existing Account and for each Account originated during the Interim Transition Period whether such Account shall be a Prox Account, a Net Invoice Account, or a BRC Account; provided, that such designation notwithstanding, until the expiration of the Interim Transition Period, Bank shall extend commercial credit with respect to all Accounts pursuant to the LESCO Terms, as the same shall exist as of the Program Commencement Date.

                  (b) Bank shall not distribute standard Program materials (including as contemplated by Section 2.1(c) and (d)) until the expiration of the Interim Transition Period; provided, that Bank will distribute credit applications reflecting the LESCO terms during the Interim Transition Period. LESCO shall prepare and mail periodic billing statements on behalf of Bank during the Interim Transition Period.

                  (c) Except to the extent otherwise directed by Bank, LESCO shall process purchases and otherwise continue to conduct its point-of-sale practices in respect of purchases from Store Locations and in connection with Telephone Purchases in the ordinary course as such processing and practices existed immediately prior to the Program Commencement Date.

                  (d) LESCO will transmit each day to Bank the aggregate Charge Transaction Data for such day in accordance with instructions provided by Bank. Without limiting the foregoing, the form of such submission shall be as set forth in Exhibits A-1, A-2, and A-3. Except for the foregoing, the terms and conditions of Sections 3.1(a) and (b) shall otherwise apply during the Interim Transition Period.

                  (e) The terms and conditions set forth in Appendix B shall apply during the Interim Transition Period.

                  (f) Unless otherwise modified above, the terms and conditions of this Agreement shall apply as set forth herein.

         SECTION 1.4 RECOURSE ACCOUNTS.

                  (a) It is the intention of the parties that the Program be available to provide financing to those LESCO commercial customers qualifying for the Program for the purchase of goods and services from LESCO. The foregoing notwithstanding, LESCO acknowledges and agrees that Bank shall have sole discretion over the establishment and application of the credit criteria used to approve or decline prospective Accountholders and that such credit criteria will be the primary basis upon which Bank will determine whether the credit applications of prospective Accountholders will be approved or declined. In any case in which Bank has declined an application for an Account, but the applicant meets the following criteria:

                  (b) such applicant is a commercial entity in good standing in the state of its organization (or if such applicant is an individual, such person must be a minimum of 18 years of age at the time of application),

                  (c) such applicant is applying for credit with respect to operations located in (or, in the case of an individual, is a resident of) the United States, and

                  (d) such applicant is applying for credit as a commercial entity and is not seeking financing for personal, family or household purposes, then LESCO may request that Bank approve such declined application and include the resulting Account (each a "Recourse

Account") in a portfolio of credit recourse Accounts (collectively the "Recourse Portfolio") subject to the terms and conditions set forth herein. "Recourse Accounts" shall also include Existing Accounts designated as "Recourse Accounts" in accordance with the procedures therefore in the Purchase Agreement. Although it is the intention of the parties that the provisions of this Section 1.4 shall provide a mechanism though which a greater number of potential customers of LESCO will be able to participate in the Program, the decision to include any particular applicant presented by LESCO as a possible Recourse Account shall be in Bank's sole discretion. LESCO acknowledges and agrees that (A) Bank may, in its discretion, limit the Aggregate Outstanding Indebtedness attributable to the Recourse Portfolio to the lesser of (x) ten percent (10%) of the Aggregate Outstanding Indebtedness attributable to all Accounts, and (y) an amount of Aggregate Outstanding Indebtedness with respect to all Recourse Accounts which, based on Bank's projections, would not result in more than One Million Dollars ($1,000,000) in payments by LESCO to Bank in respect of its recourse obligations under this Section 1.4 for the immediately succeeding twelve (12) months, and
(B) Recourse Accounts may only be Prox Accounts.

                  (e) LESCO acknowledges that the applications resulting in Recourse Accounts do not meet Bank's standard credit criteria and but for LESCO's promises and obligations under this Section 1.4, Bank would not have agreed to approve such applicants for an Account. LESCO shall purchase any Recourse Account after receipt of notice from Bank that such Recourse Account is more than one hundred and fifty (150) days delinquent. The purchase price for any such Recourse Account shall be equal to 100% of the outstanding balance at the time of purchase. Bank may set-off against funds due LESCO hereunder amounts due from LESCO in respect of such Recourse Account purchase; provided, that if insufficient funds exist to complete any such set-off, LESCO shall pay Bank such amount within ten (10) days of Bank's invoice. Additionally, if upon expiration or termination of the Term LESCO elects to purchase the Accounts pursuant to
Section 10.1, the Recourse Accounts shall be purchased on the same terms and conditions as all other Accounts; provided, however, if LESCO does not purchase the Accounts pursuant to Section 10.1, LESCO shall nonetheless purchase all Recourse Accounts for a purchase price equal to 100% of the then outstanding Indebtedness attributable to such Accounts. Such purchase shall be without recourse to or warranty from Bank and the parties shall complete such purchase within sixty days after the expiration or earlier termination of the Term. Beginning with the first full month after the expiration of the Interim Transition Period, Bank shall provide LESCO at the end of each month a report setting forth the delinquency status of all Recourse Accounts in the Recourse Portfolio ("Delinquency Report"). The Delinquency Report shall include the number and the outstanding balance of the Recourse Accounts in the Recourse Portfolio that are current and at each delinquency level.

                  (f) Each Existing Account designated as a "Recourse Account" pursuant to clause (ii) of the "Recourse Accounts" definition contained in the Purchase Agreement shall only constitute a Recourse Account under this Agreement until Bank receives payment in full of the Indebtedness owing under such Account as of the Closing Date (as defined in the Purchase Agreement).

                  ARTICLE 2 RESPONSIBILITIES UNDER THE PROGRAM

         SECTION 2.1 BANK'S RESPONSIBILITIES. During the Term of this Agreement, Bank's responsibilities in conducting the Program include the following:Extend commercial credit to qualified customers of LESCO under the Prox Terms, the Net Invoice Terms, or the BRC Terms in accordance with this Agreement and the Accountholder Agreements; provided, that during the Interim Transition Period, such terms shall be modified as otherwise set forth herein.

                  (a) Except as set forth in Section 1.3, establish (and modify from time to time in its discretion) Accountholder finance charge rates and other fees and Account terms.

                  (b) Except as set forth in Section 1.3, develop, produce and deliver to LESCO at a central location, Bank's credit applications and Accountholder Agreements and other standard Program materials.

                  (c) Produce and, as applicable, distribute Credit Cards and Credit Card carriers in accordance with a design provided by LESCO that meets Bank's specifications. In connection with the foregoing, LESCO acknowledges and agrees that Bank will not distribute Credit Cards to the holders of Existing Accounts unless such Accountholders so request; provided however, that Bank shall, as part of its introductory materials sent to Accountholders following the expiration of the Interim Transition Period (and thereafter as part of its customer service scripts), make the Accountholder aware that Bank can furnish a Credit Card (or Credit Cards, if applicable) to such Accountholder upon request. All Accountholders opening Accounts after the Program Commencement Date shall be provided a Credit Card. With respect to any Accountholder for which no Credit Card was issued, the parties shall utilize the alternative identification, verification, and authorization mechanism provided for in the Operating Procedures in connection with all Charge Transaction Data.

                  (d) Establish (and modify from time to time in its discretion) the credit criteria used to evaluate applications for Accountholder Agreements.

                  (e) Assign (and modify from time to time in its discretion) credit lines, authorize charges, and service Accounts (the foregoing services shall be provided, at a minimum, during LESCO's ordinary course operating hours as of the Program Commencement Date).

                  (f) Except as set forth in Section 1.3, prepare and mail periodic billing statements to Accountholders with Active Accounts.

                  (g) Provide toll-free numbers for customer inquiries and inquiries from Service Centers(R) and provide operators for such numbers, at a minimum, during LESCO's ordinary course operating hours (as of the Program Commencement Date such hours are 7:00 a.m. (est) through 8:00 p.m. (est) Monday through Friday and 8:00 a.m. (est) through 3:00 p.m. (est) on Saturday; provided, that Bank shall not unreasonably decline to provide operators for any reasonable change in LESCO's ordinary course operating hours), and; at the conclusion of the Interim Transition Period, provide automated voice response capacity at all other times.

                  (h) Receive and post payments, collect Accounts, and take all further actions Bank deems necessary or appropriate in connection with Account administration.

                  (i) Ensure that all Accountholder Agreements, billing statements and solicitations conducted by Bank, and all of Bank's activities in originating and administering Accounts, comply with all applicable laws; provided, that Bank shall have no responsibility for the form of LESCO's billing statements or the terms and conditions of credit advanced by LESCO to the extent adopted by Bank during the Interim Transition Period.

                  (j) As of the expiration of the Interim Transition Period, Bank will initiate the development of an Internet website for the Program through which Account and Program information may be accessed by LESCO and Accountholders; provided that LESCO acknowledges that Bank's ability to make such site available is dependent upon the commercially reasonable assistance of LESCO (including the provision information requested by Bank) and LESCO agrees to provide such assistance upon request by Bank. Following the launch of such Internet website, Bank will use its commercially reasonable efforts to ensure that such website may be accessed and is available to LESCO and Accountholders at any time.

         SECTION 2.2 LESCO'S RESPONSIBILITIES. LESCO's responsibilities in conducting the Program include the following:

                  (a) Within thirty (30) days after the Program Commencement Date, in consultation with Bank, provide to Bank a design meeting Bank's specifications for use in producing Credit Cards (as well as for other LESCO-branded Program materials).

                  (b) Accept in accordance with the Operating Procedures Credit Cards and Accounts for customer purchases from LESCO from Store Locations. In the absence of a Credit Card (or in the case of Telephone Purchases), follow the procedures for "card not present" purchase transactions as provided for in the Operating Procedures.

                  (c) Promote the Program and the use of Accounts and Credit Cards to its customers, including by producing customized store signage and through other promotional methods.

                  (d) Train its personnel sufficiently so as to be able to properly fulfill LESCO's responsibilities under the Program.

                  (e) Except for Account applications sent directly to Bank by applicants, transmit all Account applications to Bank electronically and otherwise process and retain such applications in accordance with procedures reasonably determined by Bank.

                  (f) Only submit Charge Transaction Data in respect of products or services reasonably related to the types of products or services offered for sale by LESCO at Store Locations (or otherwise) as of the Program Commencement Date.

                  (g)      Comply with all Operating Procedures.

                  (h) Perform its responsibilities under this Agreement and the Program, and conduct its activities as a seller of commercial products and services, including its policies, products, services, business, point-of-sale and sales practices, and advertising, in compliance with all applicable laws.

                  (i) Only use documents and forms in connection with the Program that were provided to LESCO, or approved in writing, by Bank (and only the latest version of such documents), and; refrain from modifying any such approved documents or forms without Bank's prior written consent.

                  (j) Cooperate in the resolution of any Accountholder disputes; respond within twenty (20) days to any dispute forwarded to LESCO from Bank, and; forward to Bank promptly after receipt by LESCO copies of any communication relating to an Account received from any person.

                  (k) Maintain policies for the exchange or return of goods and services which comply with industry standards and applicable laws; provide a credit to the applicable Account upon the exchange or return of a good or service financed on such Account (but do not credit an Account in any case where the purchased good or service was not originally financed on an Account), and; include the resulting credit in the next transmission of Charge Transaction Data to Bank (but in no event more than three (3) days after the credit was issued).

                  (l) Retain copies of all invoices and receipts, applications and Accountholder Agreements for at least twenty-five (25) months (or such longer period as may be required by law); provide copies of any of the foregoing to Bank within twenty (20) days of Bank's request, and; in consultation with Bank, produce and use invoices and receipts which may be captured and reproduced electronically via signature capture technology or other methods.

                  (m) At LESCO's cost and expense, perform all necessary programming in connection with establishing the interface between LESCO and Bank for all point-of-sale data submission; provided, that during the Interim Transition Period, such point-of-sale data transmission shall be conducted as contemplated in Section 1.3(d).

                     ARTICLE 3 SETTLEMENT AND PAYMENT TERMS

         SECTION 3.1 SETTLEMENT PROCEDURES.

                  (a) LESCO will transmit Charge Transaction Data to Bank in accordance with the Operating Procedures. If Charge Transaction Data is received by Bank's processing center before 8:00 a.m. (EST) on any Business Day, Bank will process the Charge Transaction Data and initiate payment on the second Business Day thereafter. If the Charge Transaction Data is received after 8:00 a.m. (EST) on any Business Day, or at any time on a day other than a Business Day, Bank will process the Charge Transaction Data and initiate payment on the third Business Day thereafter.

                  (b) Provided no circumstance exists that would entitle Bank to give notice of termination of this Agreement, upon receipt, verification and processing of Charge Transaction Data by Bank during the Term, Bank will remit to LESCO in respect of such Charge Transaction Data an amount equal to the sum of the total charges identified in such Charge Transaction Data less the sum of (i) the total amount of any credits included in such Charge Transaction Data,
(ii) the applicable Program Fees, (iii) in-store payments (if any), and (iv) at Bank's option, any other amounts then owed by LESCO to Bank (including, without limitation, promotional discounts, early pay discounts (e.g. 1%-10 discounts) and amounts charged back to LESCO pursuant to Article 7). Bank shall not be obligated to fund any Charge Transaction Data submitted by LESCO more than sixty (60) days after the date of the applicable purchase transaction.

         SECTION 3.2 BANK PAYMENT TERMS.

                  (a) Bank will transfer funds payable to LESCO under this Agreement via wire transfer to a single account maintained in the name of LESCO, Inc. pursuant to written instructions delivered to Bank by LESCO.

                  (b) Notwithstanding any other provision of this Agreement, Bank will have the right to net, setoff or recoup any amounts due to it under this Agreement against any amounts owing to LESCO under this Agreement. Nothing in this Section or any other provision of this Agreement is intended to limit Bank's common law rights of setoff and recoupment.

         SECTION 3.3 LESCO PAYMENT TERMS. Unless otherwise provided for elsewhere in this Agreement, any amounts payable by LESCO to Bank under this Agreement will be due when invoiced by the Bank and shall be paid in immediately available funds within fifteen (15) days after the date of such invoice. LESCO will transfer funds payable to Bank under this Section 3.3(a) via wire transfer to a deposit account maintained in Bank's name pursuant to written instructions delivered to LESCO by Bank.

         SECTION 3.4 PROGRAM FEES. LESCO shall pay to Bank the Prox Fee in connection with each submission to Bank of Charge Transaction Data pertaining to purchases financed on Prox Accounts, the Net Invoice Fee in connection with each submission to Bank of Charge Transaction Data pertaining to purchases financed on Net Invoice Accounts, and the BRC Fee in connection with each submission to Bank of Charge Transaction Data pertaining to purchases financed on BRC Accounts. Such fees shall be calculated as follows:

                  (a) The Prox Fee shall be an amount equal to the product of (x) the applicable Prox Fee Percentage, and (y) the aggregate amount of charges on all Prox Accounts reflected in such Charge Transaction Data (excluding any charges for which the parties have established a Promotional Fee Percentage), less the aggregate amount of any credits on Prox Accounts reflected in such Charge Transaction Data.

                  (b) The Net Invoice Fee for each purchase financed on a Net Invoice Account shall be an amount equal to the product of (x) the applicable Net Invoice Fee Percentage for such purchase, and (y) the amount of charges reflected on the invoice relating to such Purchase, in each case, as reflected in the Charge Transaction Data (excluding any charges for which the parties have established a Promotional Fee Percentage), less the aggregate amount of any credits on such Net Invoice Account reflected in such Charge Transaction Data.

                  (c) The BRC Fee shall be an amount equal to the product of (x) the applicable BRC Fee Percentage, and (y) the aggregate amount of charges on all BRC Accounts reflected in such Charge Transaction Data (excluding any charges for which the parties have established a Promotional Fee Percentage), less the aggregate amount of any credits on BRC Accounts reflected in such Charge Transaction Data.

                  (d) The Prox Fee or BRC Fee applicable to any purchase subject to a credit-based promotion shall be an amount equal to the product of
(x) the applicable Promotional Percentage (based upon the status of the Account as either a Prox Account or a BRC Account, as the case may be, and the length of the payment deferral period) for such purchase (which percentage shall be obtained from Schedule 3.5(d)), and (y) the total amount of the charge applicable to such purchase, as reflected in the Charge Transaction Data.

         SECTION 3.5 PROGRAM FEE PERCENTAGES.

                  (a) The Prox Fee Percentages, Net Invoice Fee Percentages and BRC Fee Percentages available under the Open Account Program and the BRC Program (other than in respect of credit based promotions), respectively, as of the Program Commencement Date are set forth on Schedule 3.5.

                  (b) Beginning on the first anniversary of the Program Commencement Date and as of each Program Commencement Date anniversary thereafter during the Term, the Prox Fee Percentage (other than the Prox Recourse Fee Percentage) and/or the BRC Fee Percentage, as applicable, shall be automatically adjusted in accordance with the charts set forth in Schedule 3.5 if the Average Active Account Balance for all Prox Accounts and/or all BRC Accounts, as the case may be, during the immediately preceding Program Year is greater than (i) in the case of Prox Accounts, (REDACTED) and (ii) in the case of BRC Accounts, (REDACTED). Any adjustment to the Prox Fee Percentages and BRC Fee Percentages required under the preceding sentence shall be effective on the first day after the applicable Program Commencement Date anniversary.

                  (c) At any time following the first twenty-four (24) months after the Program Commencement Date, Bank may, based upon differences in the costs or other economic assumptions (including, without limitation, credit losses, Account volume, and the like) which Bank relied upon in establishing the Program Fee Percentages, adjust any or all of the Program Fee Percentages set forth on Schedule 3.5 or Schedule 3.5(d) (as any of such percentages may previously have been adjusted pursuant to Section 3.6) so long as (i) no single adjustment will result in an increase in the Weighted Annual Program Cost of more than (REDACTED) relative to the Program Fee Percentages in effect immediately prior to such adjustment, and (ii) the aggregate of all such adjustments will not result in an increase in the Weighted Annual Program Cost of more than (REDACTED) relative to the Program Fee Percentages in effect as of the Program Commencement Date. Each such adjustment is referred to herein as "New Pricing". Prior to initiating any such New Pricing, Bank will (i) confer with LESCO regarding the basis for such New Pricing, and (ii) give written notice to LESCO not less than sixty (60) days prior to the end of any Program Year. Such New Pricing will be implemented on the first day of the immediately succeeding Program Year and will be used in calculating the Program Fees in respect of all Charge Transaction Data submitted at any time after such effective date. For the avoidance of doubt, adjustments to the Program Fee Percentages contemplated by Section 3.6 shall not be taken into account when calculating the effect on the Weighted Annual Program Cost resulting from any New Pricing under this Section 3.5(b).

                  (d) As of the Program Commencement Date, the Promotional Fee Percentages applicable to credit based promotions available under the Program are set forth on Schedule

3.5(d). If Bank and LESCO agree to offer any additional kind of credit-based promotion with respect to either the Prox Terms, the Net Invoice Terms or the BRC Terms, Bank will establish in writing, with acknowledgment by LESCO, the Promotional Fee Percentage applicable to the calculation of the Program Fee payable by LESCO for qualifying purchases, as well as such other terms and conditions as the parties shall agree. BRC Accounts with respect to which a credit based promotion is initiated during the Interim Transition Period shall be subject to the Promotional Fee Percentages applicable to Prox Accounts.

         SECTION 3.6 INTEREST RATE ADJUSTOR. In addition to Bank's right to adjust the Program Fee Percentages as set forth in Section 3.5, on the first day after the end of the first full calendar quarter following the Program Commencement Date, the following pricing adjustment provisions shall apply:

                  (a) for every (REDACTED)increase in the LIBOR Rate above 1.00%, Bank shall increase each Prox Fee Percentage and each Net Invoice Fee Percentage set forth on Schedule 3.5 (or any other Prox Fee Percentage or Net Invoice Fee Percentage subsequently established by the parties) by (REDACTED). Any change in the LIBOR Rate during any quarter or series of quarters not equal to a multiple of (REDACTED)shall be held over and applied in the next calendar quarter until at least a (REDACTED) multiple has been achieved. With respect to each calendar quarter after such first quarter and continuing until the expiration or earlier termination of the Operating Period, for every increase or decrease in the LIBOR Rate relative to the rate in effect as of the last Business Day of the immediately preceding calendar quarter (including any basis point change held over from the prior quarter's calculation) equal to a multiple of (REDACTED), Bank shall adjust up or down, as the case may be, each Prox Fee Percentage and each Net Invoice Fee Percentage in the manner set forth above; provided, however, Bank shall not make any adjustment to any Prox Fee Percentage or any Net Invoice Fee Percentage based on a change in the LIBOR Rate below 1.00%. Bank shall implement any such change to the Prox Fee Percentages and the Net Invoice Fee Percentages on the first day of each calendar quarter. By way of illustration and not limitation, examples of such adjustments are attached hereto as Schedule 3.6.

                  (b) for every (REDACTED)increase in the LIBOR Rate above 1.00%, Bank shall increase each Promotional Fee Percentage set forth on Schedule 3.5(d) (or any other Promotional Fee Percentage subsequently established by the parties) by the number of basis points set forth in Schedule 3.5(d) (pursuant to the "Interest Rate Adjustment" column). Any change in the LIBOR Rate during any quarter or series of quarters not equal to a multiple of (REDACTED)shall be held over and applied in the next calendar quarter until at least a (REDACTED)multiple has been achieved. With respect to each calendar quarter after such first quarter and continuing until the expiration or earlier termination of the Operating Period, for every increase or decrease in the LIBOR Rate relative to the rate in effect as of the last Business Day of the immediately preceding calendar quarter (including any basis point change held over from the prior quarter's calculation) equal to a multiple of (REDACTED), Bank shall adjust up or down, as the case may be, each Promotional Fee Percentage in the manner set forth above in this Section 3.5(d) and in accordance with Schedule 3.5(d); provided, however, Bank shall not make any adjustment to any Promotional Fee Percentage based on a change in the LIBOR Rate below 1.00%. Bank shall implement any such change to the Promotional Fee Percentages on the first day of each calendar quarter. By way of illustration and not limitation, examples of such adjustments are attached hereto as Schedule 3.6.

                       ARTICLE 4 OTHER PROGRAM ECONOMICS

         SECTION 4.1 ALLOCATION OF PROGRAM EXPENSES. Unless otherwise specifically provided in this Agreement, each party will be responsible for all costs and expenses incurred by it in connection with complying with its responsibilities under this Agreement.

         SECTION 4.2 SOLICITATION OF ACCOUNTHOLDERS FOR OTHER PRODUCTS.

                  (a) During the Term of this Agreement, Bank (or its designees) may, with the prior written (except as provided below) consent of LESCO (which consent shall not be unreasonably withheld after giving consideration to any privacy or other opt-out obligations of LESCO), solicit Accountholders for and offer to Accountholders (or arrange for a third party to solicit and/or provide) products and services offered by Bank, its affiliates or any third party, as well as Value-Added Programs, so long as such products or services do not compete with LESCO's products. Not less than eight (8) weeks prior to the proposed launch date of any such solicitation, Bank shall notify LESCO of the proposed terms and conditions thereof. LESCO shall respond promptly, but in any event not more than forty-five (45) days after such notice date. If LESCO fails to respond within such 45 day period, LESCO's consent to the proposed solicitation shall be deemed given. To the extent such marketing involves the use of the LESCO Marks, Bank shall follow any guidelines provided by LESCO in respect thereof. Following the termination of this Agreement pursuant to Article 9, Bank may, without the consent of LESCO, solicit Accountholders for and offer to Accountholders (or arrange for a third party to solicit and/or provide) products and/or services offered by Bank, its affiliates or any third party, so long as such products or services do not compete with LESCO's products or services. The foregoing to the contrary notwithstanding, nothing herein shall preclude Bank or any affiliate of Bank from undertaking any general solicitation that happens to include Accountholders so long as the inclusion of such Accountholders in such solicitation is not based upon the status of any such entity as an Accountholder, the Accountholder Information was not used in connection with such solicitation and the names of the solicited Accountholders were obtained from a source other than the Accountholder Information or the Program.

                  (b) Bank will be entitled to retain for its account any proceeds generated from Bank's (including through third parties engaged by Bank) provision of the goods and services referred to in Sections 4.2(a) and LESCO will have no rights to such proceeds.

                       ARTICLE 5 PROMOTION OF THE PROGRAM

         SECTION 5.1 ANNUAL MARKETING PLANS. Bank and LESCO will work together in good faith to agree for each Program Year on a marketing plan to promote the Program and each party agrees to implement such marketing plan. Bank and LESCO may from time to time also mutually agree on additional specific marketing activities for the Program (and will not unreasonably withhold consent to any specific marketing plan proposed by the other party). Allocation of the costs and expenses of all marketing promotions or other items set forth in each marketing plan will be mutually established by the parties as part of such plan; provided, that unless otherwise agreed to by Bank in writing, the costs of implementing each marketing plan (or for implementing any marketing or promotional initiatives developed by the parties outside of such plan) shall be paid for from the Marketing Fund or by LESCO.

         SECTION 5.2 RESPONSIBILITY OF BANK TO PROMOTE THE PROGRAM.

                  (a) Bank will establish (by creation of a record maintained on the books of Bank) and administer a marketing fund ("Marketing Fund") to fund Bank's portion of the costs and expenses of implementing the agreed marketing plans for the Program.

                  (b) During the Term of this Agreement and prior to either party issuing a notice of termination, Bank will allocate to the Marketing Fund at the end of each Business Day during the Term an amount equal to (REDACTED) of Net BRC Program Sales for such day. Unless a default by LESCO shall have occurred and be continuing, Bank shall, to the extent provided for in the applicable marketing plan, spend during the Program Year covered by such marketing plan the amount allocated by Bank to the Marketing Fund during such Program Year; provided, that Bank shall have no further obligation to expend any funds remaining in the Marketing Fund as of the date of any notice of termination given by either party.

                  (c) Bank will be the exclusive owner of the Marketing Fund, and LESCO acknowledges and agrees that it will have no right, title or interest in or to the Marketing Fund.

         SECTION 5.3 RESPONSIBILITY OF LESCO TO PROMOTE THE PROGRAM.

                  (a) Without limiting LESCO's obligations under any marketing plan, LESCO will actively support and promote the Program by, among other things:

                  (b) encouraging the establishment and use of Accounts as the preferred method of payment for LESCO's products and services (through, for example, offering or providing loyalty programs, value propositions and other customer incentives);

                  (c) providing and utilizing store signage, credit advertisements, promotional inserts, statement messages and other marketing materials promoting Program; and

                  (d) providing incentives and performance goals for LESCO personnel with respect to the Program (which need not be monetary in nature).

                  (e) LESCO may establish an Accountholder loyalty program connected to Credit Card and Account use and the Program (the "Cardholder Loyalty Program"). If LESCO elects to establish such a program, (i) the terms and conditions of the Cardholder Loyalty Program and any modifications thereto shall be subject to Bank's reasonable consent, (ii) the Cardholder Loyalty Program shall be in addition to and provide superior benefits in comparison with any multi-tender or other loyalty program offered by LESCO, (iii) in addition to any other amounts spent by LESCO under Section 5.1(a) or 5.3 to promote or support the Program, LESCO shall expend such commercially reasonable amounts as are deemed necessary or appropriate by the parties to support the Cardholder Loyalty Program and to promote it to Accountholders and customers, (iv) to the extent consistent with the marketing plan then in effect, LESCO may seek reimbursement from the Marketing Fund for the costs associated with in-store promotion of the Cardholder Loyalty Program; provided however, that the cost of customer rewards and incentives, merchandise discounts, mailing costs and any third party servicing or transaction fees or costs relating to the Cardholder Loyalty Program shall be paid by LESCO and shall not be subject to reimbursement from the Marketing Fund.

                  (f) LESCO will not seek or obtain any special agreement or condition from, nor discriminate in any way against, Accountholders or any person with respect to the terms of any Account transaction. LESCO will not charge any credit surcharge, application, processing or other Program related fee to Accountholders.

                           ARTICLE 6 OTHER AGREEMENTS

         SECTION 6.1 OWNERSHIP OF ACCOUNTS.

                  (a) Bank is and will be the sole and exclusive owner of all Accounts and Account Documentation, and will be entitled to receive all payments made by Accountholders on Accounts. Bank shall be identified as the creditor and owner of the Accounts for all purposes, and LESCO shall not represent or imply otherwise. LESCO acknowledges that it has no right, title or interest in any Accounts or Account Documentation and will not, at any time, have any right to any proceeds or payments made under the Accounts unless LESCO subsequently purchases or otherwise acquires such Accounts from Bank. LESCO further acknowledges that neither the Accountholder Information nor any of the Account Documentation nor any of the information included in the Account Documentation will be deemed to be Confidential Information of LESCO for purposes of Section 13.1 hereof (provided, that the foregoing shall not limit or derogate from the restrictions on use of the Accountholder List or the information contained therein provided for in Section 13(b)(ii)). LESCO authorizes and empowers Bank to sign and endorse LESCO's name upon any checks, drafts, money orders or other forms of payment in respect of any Account that may have been issued by the Accountholder in LESCO's name. This limited power of attorney conferred in this Section 6.1 is deemed a power coupled with an interest and will be irrevocable prior to the Final Liquidation Date.

                  (b) Except with respect to Recourse Accounts, Bank will bear all credit losses on Accounts (other than as permitted by Bank's chargeback rights in Article 7 and other than credit losses incurred after the Accounts are purchased or otherwise acquired by LESCO or a third party pursuant to Section 10.1).

         SECTION 6.2 OWNERSHIP AND USE OF ACCOUNTHOLDER INFORMATION. Bank is the sole and exclusive owner of all lists of Accountholders and applicants generated by the Program (including, without limitation, names, addresses, telephone numbers, e-mail addresses, dates of birth, tax, organization, social security and similar numbers, and account and similar access numbers), (the "Accountholder Information"). Nothing herein shall limit LESCO's rights in or use of any customer list of LESCO to the extent the information therein is generated by LESCO independently of the Program. Further, Bank's ownership of the Accountholder Information notwithstanding, LESCO may use the Accountholder Information during the Term to promote the Program and to promote the products and services sold by LESCO under the Program. Without limiting the solicitation restrictions set forth in Section 4.2, during the Term, Bank may use the Accountholder Information to exercise its rights and fulfill its obligations under this

Agreement and with respect to the administration and liquidation (including sale) of Accounts after the expiration or earlier termination of the Term.

         SECTION 6.3 ACCOUNTHOLDER TERMS. Bank may establish and modify the ordinary finance charge rates (if applicable) to credit extended to Accountholders. Bank may also establish (and modify from time to time) all other terms upon which credit will be extended to Accountholders, including without limitation, repayment terms, default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges. Subject to the foregoing, the initial Prox Terms, Net Invoice Terms and BRC Terms to be offered to Accountholders under the Open Account Program and the BRC Program, respectively, are set forth in Schedule 6.3 hereto and are made a part hereof. Unless a shorter notice period is required to avoid violation by Bank of applicable law, rule, regulation or order, Bank shall notify and consult with LESCO at least sixty (60) days prior to amending or modifying the finance charge rates and fees set forth on Schedule 6.3.

         SECTION 6.4 CREDIT CRITERIA. Bank shall establish in its discretion and may modify from time to time any or all of the credit criteria used in evaluating applicants under the Program (including, without limitation, the creditworthiness of individual applicants, the range of credit limits to be made available to individual Accountholders and whether to suspend or terminate the credit privileges of any Accountholder). Bank will consult with LESCO regarding any changes to the credit criteria used for the Program which, in Bank's reasonable opinion, could reasonably be expected to have a material adverse affect on the Program.

         SECTION 6.5 OPERATING PROCEDURES. Except for changes (a) necessary to the prevention or mitigation of fraud, (b) required by applicable law, or (c) which Bank reasonably determines are necessary or appropriate to comply with (or avoid violation of) applicable regulatory authority, Bank shall not materially amend any "key terms" of the Operating Procedures without the prior written consent of LESCO, which consent shall not be unreasonably withheld. As used in the preceding sentence, "key terms" means those terms and conditions of the Operating Procedures the amendment of which is reasonably likely to result in a materially adverse alteration of the methods and procedures through which LESCO participates in the Program, relative to the Operating Procedures attached hereto as of the Program Commencement Date.

         SECTION 6.6 CREDIT REVIEW POINT; PROGRAM CREDIT MINIMUMS.

                  (a) Bank will not be obligated to make any extension of credit under the Program if, after such extension, the aggregate Indebtedness for (i) all BRC Accounts, or (ii) for all Prox Accounts plus all Net Invoice Accounts, would exceed, in the case of the BRC Accounts, the BRC Credit Review Point or, in the case of Prox Accounts and Net Invoice Accounts, the Open Account Credit Review Point. Bank shall also have no obligation to extend further credit under the Program at any time after the occurrence of any event that would allow Bank to give notice of termination hereunder.

                  (b) If at any time, the aggregate Indebtedness with respect to (x) all BRC Accounts equals or exceeds eighty percent (80%) of the BRC Credit Review Point then in effect, or (y) all Prox Accounts plus all Net Invoice Accounts equals or exceeds eighty percent (80%) of the Open Account Credit Review Point then in effect, then within ninety (90) days after either of the foregoing events, Bank will select one of the following options and give LESCO written notice of its selection:

                  (c) Bank may increase the BRC Credit Review Point or the Open Account Credit Review Point, as the case may be, to an amount that will accommodate the then outstanding Indebtedness under the Open Account Program or the BRC Program, and anticipated growth in either such pool of Indebtedness (as applicable), based on Bank's good faith projections. If Bank selects this option, then Bank's written notice to LESCO will include the amount of the increased Credit Review Point.

                  (d) Bank may elect not to increase the BRC Credit Review Point or the Open Account Credit Review Point, as the case may be, in which case, LESCO will be entitled to terminate this Agreement in accordance with the provisions of Section 9.2(i).

         SECTION 6.7 LESCO FINANCIAL REPORTS; FINANCIAL COVENANTS.

                  (a) If at any time during the term of this Agreement LESCO is not obligated to, or for any other reason does not, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, LESCO will:

                  (b) As soon as practicable but in any event not more than one hundred and twenty (120) days after the end of each fiscal year, deliver to Bank its audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position, and including an unqualified opinion from a nationally recognized accounting firm reasonably acceptable to Bank.

                  (c) As soon as practicable but in any event not more than sixty (60) days after the end of each fiscal quarter of LESCO, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position, accompanied by a certificate from LESCO's chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principals applied on a consistent basis and present fairly the consolidated financial position of LESCO as of the end of such fiscal quarter and the results of its operations, subject to normal year end audit adjustments.

                  (d) LESCO will deliver to Bank copies of all compliance certificates delivered to its lenders under its credit facilities, if any.

                  (e) LESCO will satisfy the financial covenant set forth on Schedule 6.7(c). Within fifteen (15) days after the end of each fiscal quarter of LESCO, LESCO will deliver to Bank a written certification by the chief financial officer of LESCO certifying that LESCO is in compliance with the financial covenant set forth in Schedule 6.7(c) or, if not, providing a reasonably detailed explanation as to the reasons for and the status of LESCO's non-compliance. Each such certificate shall set forth in a manner reasonably acceptable to Bank the calculation of such compliance.

                  (f) Concurrently with the delivery of the certificate referred to in Section 6.7(c), LESCO shall deliver a certificate signed by the chief financial officer of LESCO, to the effect that, to the best of his or her knowledge, LESCO is in compliance in all material respects with all applicable environmental laws and OSHA. To the extent LESCO is not in material compliance with the foregoing laws, the certificate shall set forth with specificity all areas of such non-compliance and the proposed action LESCO will implement in order to achieve material compliance. For purposes of this Section 6.7(d), LESCO shall not be deemed to be out of compliance with applicable environmental laws and OSHA if the aggregate liability to LESCO resulting from such non-compliance for any fiscal quarter of LESCO (taking into account all violations incurred during such quarter or remaining outstanding from prior quarters) is less than or equal to One Hundred Thousand Dollars ($100,000).

         SECTION 6.8 ACCESS. LESCO will permit Bank's representatives to visit Store Locations during normal business hours with reasonable advance notice. LESCO will also permit Bank to review and obtain copies of all of the books and records of LESCO relating to the Program and authorizes Bank to monitor the administration and promotion of the Program through mystery shopping and by other reasonable means.

         SECTION 6.9 INSERTS AND BILLING MESSAGES.

                  (a) Beginning as of the expiration of the Interim Transition Period, for each billing statement sent to Accountholders during a billing cycle during the Term, Bank will make available to LESCO a space for one
(1) customized message on the billing statement and Bank will include as many LESCO inserts into each billing statement as possible (but in no event more than eight (8) in the case of BRC Accounts and ten (10) in the case of Prox Accounts) without causing the weight of the billing statement package to exceed one ounce; provided that if Bank is required by law to send a notice in such month then such notice shall take priority, and; provided further, that if LESCO wishes Bank to include LESCO's inserts in any billing statements in which the inclusion of such inserts will cause the postage on such billing statements to exceed one ounce, then LESCO will provide at least five (5) days prior notice to Bank to enable Bank to adjust its process and LESCO will pay the overweight postage charges resulting therefrom. The foregoing notwithstanding, Bank is not required to include any LESCO statement messages or billing inserts unless Bank receives such statement messages or copies of the billing inserts at least fifteen (15) days prior to the calendar month for the scheduled mailing date. LESCO will provide copies of all billing inserts to Bank at its own cost.

                  (b) The form of customized messages and all billing inserts will comply with Bank's specifications as provided to LESCO from time to time, and Bank shall have the right to reject any message or billing statement that Bank reasonably believes is detrimental to the image of the Bank or the Program. In addition, any Bank billing inserts or statement messages that Bank reasonably believes are required by law or to protect Bank's interest in the Accounts will take priority over LESCO's billing inserts or statement messages. For the avoidance of doubt, only billing inserts and statement messages regarding the Program, or goods and services available for purchase from LESCO under the Program, shall qualify for inclusion in Accountholder billing statements.

         SECTION 6.10 EXTENDED WARRANTIES. LESCO will not be permitted to finance on Accounts extended warranties or service contracts without the prior written approval of Bank. With respect to either of the foregoing, if LESCO seeks Bank's consent to finance such products under the Program, LESCO agrees to review with Bank its offering of and procedures concerning the sale and fulfillment of such products. LESCO understands that any third party insurer of any extended warranty program proposed by LESCO shall be subject to financial review by Bank and must otherwise be reasonably acceptable to Bank. Even where approved by Bank, LESCO shall be responsible for ensuring that any extended warranties or service contracts fully comply with all applicable laws. Nothing in this Section 6.10 shall restrict LESCO from selling products subject to normal manufacturer's warranties included in the standard purchase price as long as no additional seller's warranties are provided.

         SECTION 6.11 THIRD PARTY PARTICIPATION. As of the date of this Agreement, LESCO represents and warrants that no affiliate of LESCO is engaged in the business of selling goods or services to commercial customers other than those affiliates signatory hereto, or those affiliates, if any, whose existence and commercial sales activities have been disclosed to Bank prior to the date hereof. LESCO shall not after the Program Commencement Date permit any affiliate (other than those signatory hereto) to charge any purchase to an Account or to submit any Charge Transaction Data to Bank without (i) the prior written consent of Bank; (ii) such affiliate having entered into a written agreement with Bank to be a sponsoring entity hereunder (on such modified terms and conditions as Bank may require); and (iii) such affiliate having executed such additional documents (including but not limited to UCC financing statements) as Bank may require. LESCO has not and will not permit any licensee, subtenant or third party operating in or from a Store Location to accept Credit Cards for purchases by Accountholders without first obtaining Bank's prior written approval.

         SECTION 6.12 SALES TAXES AND RELATED RECORD RETENTION.

                  (a) LESCO will pay when due any sales taxes relating to the sale of goods or services financed on Accounts. LESCO agrees that Bank shall be entitled to any and all recoveries of taxes of any type that were imposed on the sale of goods or services attributable to any Account that Bank determines to be non-collectable during the term of this Agreement through any and all potential means, including, but not limited to, refunds, deductions, credits or audit offsets. LESCO shall cooperate with Bank in the recovery of any and all such taxes by any and all such means, including but not limited to executing any and all forms or other documentation deemed necessary by Bank or required by any taxing authority, and retaining and timely producing all supporting documentation and data relative to such Accounts. Bank shall reimburse LESCO for all reasonable expenses incurred by LESCO for copying, mailing or transmitting such documentation or data at the direction of Bank as contemplated by this Agreement.

                  (b) LESCO will retain a record of each purchase included in any Charge Transaction Data submitted to Bank under the Program for at least four (4) years from the date of each purchase, which record may be maintained in electronic format, but must show the Account number, amount of sales, use or excise tax included in each such purchase and the street address of the Store Location where each such purchase was made (or a store number or other information from which the street address of the location of the sale can be readily ascertained). LESCO will provide such information to Bank within twenty
(20) days of Bank's request.

         SECTION 6.13 USE OF NAMES AND MARKS. LESCO hereby grants Bank a nonexclusive, royalty-free, worldwide license to use the LESCO Marks in connection with the establishment, administration and operation of the Program and the ownership and liquidation of the Accounts (including, without limitation, the exercise by Bank of all of its rights under this Agreement and under applicable law, and the fulfillment of all of Bank's obligations under this Agreement and under applicable law). Without the prior written consent of Bank, LESCO may not use Bank's (or any affiliate thereof) names or any related marks, logos or similar proprietary designations; provided, that LESCO may use Bank's business name, in the nominative sense, in connection with any credit disclosure verbiage included in any advertising of the Program (or any credit based promotion offered thereunder) by LESCO. The license granted hereby shall expire as of the Final Liquidation Date. Bank shall not use the LESCO Marks for any purpose other than in connection with the establishment, administration and operation of the Program and the ownership and liquidation of the Accounts (including, without limitation, the exercise by Bank of all of its rights under this Agreement and under applicable law, and the fulfillment of all of Bank's obligations under this Agreement and under applicable law), without the prior written consent of LESCO.

         SECTION 6.14 INTELLECTUAL PROPERTY. All technology, software, or other material developed, invented, created or authored by either party in connection with the Program shall belong solely and exclusively to the developing party, including all intellectual property rights relating thereto.

         SECTION 6.15 SECURITIZATION. Bank and its affiliates may securitize, participate or otherwise convey or transfer an interest in, or pledge or create a lien in respect of, any or all of the Accounts and/or Indebtedness at any time during the term of this Agreement; provided, that no such action will adversely effect any of the rights of LESCO to purchase the Accounts and Indebtedness in accordance with the terms of this Agreement. LESCO agrees to cooperate with Bank and its affiliates and use commercially reasonable efforts (without being required to incur any material out-of-pocket costs) to assist Bank and its affiliates in connection with any such matter.

         SECTION 6.16 GRANT OF SECURITY INTEREST/PRECAUTIONARY FILING.

                  (a)      Effective as of the Program Commencement Date, both
(x) as a precaution against the application of the Uniform Commercial Code (or any other analogous personal property security law as in effect from time to time) to this transaction or the recharacterization of this transaction, and (y) to secure payment of and performance by LESCO of any and all indebtedness, liabilities or obligations, now existing or hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, LESCO grants to Bank a security interest in all of LESCO's right, title and interest, if any, now existing or hereafter arising in all (i) Accounts, Account Documentation and Indebtedness, (ii) all deposits, credit balances and reserves on Bank's books relating to any such Accounts, (iii) all goods financed on Accounts and returned to LESCO by

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Accountholders for which LESCO has not repaid Bank, and (iv) all proceeds of any of the foregoing.

                  (b) LESCO agrees to cooperate fully with Bank, as Bank may reasonably request, in order to give effect to the security interests granted by this Section 6.16. LESCO hereby authorizes Bank to file such UCC-l or comparable statements as Bank deems necessary or appropriate to perfect such security interests. LESCO represents and warrants that as of the date hereof the following are the true and correct corporate names of each LESCO affiliate signatory below: (i) LESCO, Inc., incorporated in the State of Ohio; LESCO Services, Inc., incorporated in the State of Ohio; (iii) AIM Lawn & Garden Products, Inc., incorporated in the State of Ohio; and (iv) LESCO Technologies, LLC, organized under the laws of the State of Nevada. LESCO agrees to provide Bank with thirty (30) days' prior written notice of any change in any of the foregoing corporate names, or any states of incorporation or organization.

                  (c) Unless Bank shall have otherwise consented in writing, LESCO shall not create, assume or suffer to exist any lien on any of its right, title or interest under this Agreement or in the proceeds thereof.

         SECTION 6.17 IN-STORE PAYMENTS.

                  (a) LESCO shall make available to Accountholders at all Store Locations the address to be used for payment on Accounts to be made directly to Bank; provided, that except as provided below, during the Term LESCO may accept at any of its Store Locations payments on an Account by the underlying Accountholder or any person acting on behalf of such Accountholder. If any such in-store payment is made (or LESCO otherwise receives any payment on an Account), LESCO shall give the Accountholder a receipt therefore and shall be deemed to hold such payment as property of, and in trust for, Bank until (x) such payment is delivered to Bank, or (y) Bank is informed of the amount of such payment in accordance with Section 6.17(b). If at any time, based upon Bank's good faith interpretation of any law, rule, regulation, guideline or order, Bank determines that, as a result of such law, rule, regulation, guideline or order, LESCO's acceptance of in-store payments is detrimental to the interests of Bank, or if Bank determines that there has been a material deterioration in the financial condition of LESCO, then, at Bank's request, LESCO shall cease accepting in-store payments and shall direct Accountholders to make all payments in respect of Accounts directly to Bank.

                  (b) It is the intention and expectation of Bank and LESCO that notice of each in-store payment or credit slip with respect to any Account shall be transmitted to Bank within 24 hours of each such transaction (which notice shall include the amounts and Accounts as to which such transaction relates); provided, that in no case shall any such data transmission occur later than (i) in the case of purchases at Service Centers(R), three (3) days, and
(ii) in the case of purchases from Stores-On-Wheels(R) or from LESCO's other outside sales force, five (5) days after the receipt of such payment or issuance of such credit. An in-store payment will be credited to the relevant Account as of the date Bank applies the amount of such payment to reduce amounts payable by Bank to LESCO (or if no such application is made, as of the date Bank receives such in-store payment from LESCO).

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         SECTION 6.18 PROGRAM MANAGERS. Bank and LESCO shall each designate one employee (with sufficient authority to facilitate decision-making on behalf of Bank and LESCO, respectively, and with sufficient knowledge and experience to effectively and efficiently manage the relationship contemplated hereby) who shall be charged with day-to-day administrative responsibility for the Program (each, a "Program Manager"), and who shall make available a sufficient amount of his or her working time, attention, skill, and efforts necessary to furthering the interests of the Program. Either party may replace its Program Manager at any time upon not fewer than ten (10) days' notice to the other party, so long as the replacement Program Manager meets the foregoing qualifications.

         SECTION 6.19 PERIODIC PROGRAM REPORTS.

                  (a) Beginning at the expiration of the Interim Transition Period, and following the end of each calendar month during the Term, Bank will prepare and send to LESCO a report containing information about the Program during such period. The specific form and content of such report shall be determined by Bank and LESCO, subject to Bank's available internal customer reporting capabilities as in effect on the Program Commencement Date (as the same may be amended from time to time), but in any event shall include (i) applicant and Accountholder demographics for such period, (ii) information about the relative status (e.g., volume and aggregate outstanding balances) of the Open Account Program and the BRC Program as of the end of such period, and (iii) a summary of other pertinent statistical data pertaining to the Program for such period. During the Interim Transition Period, Bank will produce such reports as the parties may mutually agree, subject to the capabilities of the Account Processing System.

                  (b) Following the expiration of the Interim Transition Period, (i) Bank and LESCO shall work in good faith to develop mutually agreeable customer service metrics for the Program, and (ii) upon the establishment of such metrics, Bank shall include in the periodic reports referred to in Section 6.19(a) (or on such other basis as the parties shall agree) Bank's performance against such metrics for the applicable reporting period.

                             ARTICLE 7 CHARGEBACKS

         SECTION 7.1 CHARGEBACK RIGHTS. Bank will have the right to chargeback to LESCO any Indebtedness, if with respect to the corresponding charge or credit or the related Charge Transaction Data or the underlying transaction:

                  (a) The Accountholder disputes a charge and LESCO cannot provide Bank with the applicable invoice or receipt that resolves the dispute within twenty (20) days of Bank's request;

                  (b) The Accountholder or any person disputes the existence of an Account and LESCO cannot provide Bank with an executed application that resolves the dispute within twenty (20) days of Bank's request;

                  (c) The Accountholder disputes the amount of an Account and/or refuses to pay alleging dissatisfaction with products or services received, a breach of any warranty or representation by LESCO in connection with the transaction, or an offset or counterclaim based on an act or omission of LESCO, provided that any such dispute(s) constitutes a bona fide claim presented by an Accountholder in good faith in the reasonable opinion of Bank;

                  (d) LESCO failed to comply with any Operating Procedure(s) with respect to any charge, credit, or Account, or Bank determines that any charge, credit or Account was subject to any acts of fraud performed by or in collusion with LESCO's employees, contractors or agents;

                  (e) The Accountholder disputes the amount or existence of, or otherwise refuses to pay, all or any portion of the Indebtedness resulting from a Card-Not-Present Purchase; or

                  (f) Bank determines that any warranty made by LESCO pursuant to Section 11.2 was false or inaccurate in any respect when made.

                  (g) In its reasonable discretion, Bank may compromise and settle any claim made by any Accountholder (including claims made on behalf of an authorized user) relating to such Accountholder's Account. No such compromise or settlement will impair Bank's right to chargeback under this Section 7.1 any portion of such Account not paid pursuant to any such settlement or compromise. If the full amount or any portion of any Charge is charged back, upon receipt of the funds due Bank in respect thereof, Bank will be deemed to have assigned, without recourse, all rights to payment for the amount charged back to LESCO.

         SECTION 7.2 FRAUD LOSSES ON ACCOUNTS. With respect to amounts payable under Section 7.1 in connection with Uncontrollable Fraud (and without limiting LESCO's obligation with respect to amounts payable for any other reason under
Section 7.1), LESCO agrees to pay to Bank promptly upon demand, an amount equal to all losses, including accrued finance charges and fees, incurred by Bank in any given Program Year resulting from Uncontrollable Fraud, once such losses exceed the amount of the Fraud Cap established for such Program Year. Bank may make demand for payment hereunder from time to time at any time during a Program Year (or set off such amounts pursuant to Section 3.1(b)) after the losses, including accrued finance charges and fees, incurred by Bank and resulting from Uncontrollable Fraud exceed the Fraud Cap for such Year. In calculating fraud losses, an incident of Uncontrollable Fraud will be attributed to the Program Year in which the fraudulent act was perpetrated and not to the Year in which such fraud is discovered (if different from the Year of perpetration). The "Fraud Cap" for the first Program Year shall be (REDACTED). As used herein, the following terms shall have the following meanings: (a) "Uncontrollable Fraud" shall mean acts of fraud perpetrated by persons other than employees, contractors or agents of LESCO, which acts of fraud occur despite LESCO's full compliance with this Agreement and the Operating Procedures then in effect; and
(b) "Fraud Cap" means, for any Program Year after the first Program Year, an amount equal to the product of (i) Net Program Sales for the immediately preceding Program Year, and (ii(REDACTED); the percentage used in calculating the Fraud Cap shall be subject to review and adjustment by Bank at the beginning of each Program Year.

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                            ARTICLE 8 - EXCLUSIVITY

         SECTION 8.1 EXCLUSIVITY. LESCO will not (and will cause its affiliates not to) (a) directly or indirectly, accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to commercial customers of LESCO or any of its affiliates or otherwise provide, any commercial credit or charge program that bears, uses or refers to any trade names of LESCO or its affiliates, or in any way competes with the Program, other than (i) any program offered by Bank or an affiliate of Bank, (ii) a receivables financing program operated by LESCO for the benefit of LESCO's customers operating or located outside of the United States, (iii) credit provided or payment made by generally accepted multi-purpose credit or charge cards or by generally accepted multi-purpose debit or secured cards in each case, such as American Express, MasterCard, Visa and Discover cards (provided that none of the cards referred to in this clause (iii) may be "co-branded," "sponsored" or "co-sponsored" with LESCO or bear the LESCO Marks), (iv) the closed-end commercial finance program by and between LESCO and Dealer's Credit, Inc., nka, Sheffield Financial Corp., pursuant to that certain Exclusive Financing agreement dated July 31, 1997 (and such amendments or restatements intended to extend the term thereof); provided, that such program shall be limited to financing equipment purchases from LESCO, or (v) a Second Source Program, or (b) promote any other charge or credit payment vehicle not otherwise prohibited hereby (e.g. general purpose credit cards) more favorably than Accounts and Credit Cards as a method for the payment of LESCO's goods and services. As used herein, "Second Source Program" means any commercial trade credit program that is available only to persons who submitted properly completed applications to, and were rejected by, Bank (including after re-submission for inclusion in the Recourse Portfolio) immediately preceding such person's application to such other credit program.

         SECTION 8.2 RIGHT OF FIRST REFUSAL. LESCO will not (and will cause its affiliates not to) directly or indirectly accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to customers of LESCO any commercial or consumer financing program or financial product or service or enter into any agreement to outsource any such product or service to a third party, without entering into good faith discussions for at least ninety (90) days with Bank for Bank to provide such product or service. If after such discussions, Bank and LESCO have not reached agreement, LESCO will have the right, during the next ninety (90) day period, to enter into negotiations with third parties regarding the provision of such product or service; provided, however, that if such negotiations result in mutually acceptable terms between LESCO and a specified third party ("proposed terms"), then prior to entering into an agreement with such third party, LESCO must provide a written notice to Bank describing in reasonable detail the proposed terms and offering Bank the opportunity to accept such terms. Bank will then have thirty (30) days to (i) reject the offer, in which case LESCO and such third party may finalize their arrangements and enter into agreements on terms no more favorable to the third party than the proposed terms, or (ii) accept the offer and work in good faith with LESCO towards entering into an agreement on terms substantially similar to the proposed terms.

                           ARTICLE 9 TERM/TERMINATION

         SECTION 9.1 PROGRAM TERM. This Agreement shall continue until December 31, 2008 and shall automatically renew for additional three (3) year terms (each such period, a "Term"),

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unless either party shall give written notice to the other party at least six
(6) months prior to the end of the scheduled expiration of such Term of its intention to terminate the Program.

         SECTION 9.2 TERMINATION OF AGREEMENT. Notwithstanding anything in
Section 9.1 to the contrary, this Agreement may be terminated prior to the end of any Term as provided below (it being the intent of the parties hereto that any exercise by LESCO of any termination rights hereunder shall be only be exercisable by LI, acting on behalf of itself and LSI, AIM and LTLLC collectively):

                  (a) If a party breaches any covenant or agreement contained in this Agreement (i) which does not involve the payment of money to the other party hereto and such breach continues for a period of thirty (30) days after the non-breaching party has given written notice of the breach, or
(ii) which involves the payment of money to the other party hereto and such breach continues for a period of five (5) days after the non-breaching party has given written notice of the breach, then, in either case, the non-breaching party shall have the right to terminate this Agreement. The foregoing clause
(ii) notwithstanding, the failure of a party to make a payment due hereunder shall not give rise to a termination right in the other party if the amount which such party has failed to pay is less than $25,000 and such party, acting in good faith, has delivered a written notice to the other party contesting its obligation to make such payment. In any case, to be effective, a termination notice must be delivered within sixty (60) days of the expiration after the applicable notice periods. This Agreement will terminate one hundred and twenty
(120) days after delivery of such notice of termination.

                  (b) If any representation or warranty made by a party proves not to have been true and correct in all material respects as of the date when made, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days of the date such other party first becomes aware that such representation or warranty is not true and correct. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

                  (c) If any of LESCO, LSI, AIM, or LTLLC, on the one hand, or Bank on the other (A) is no longer Solvent (in the case of LESCO, LSI, AIM, or LTLLC, Solvency is to be determined on a consolidated basis); (B) generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; (C) makes a general assignment for the benefit of its creditors, (D) has any proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (E) takes any corporate action to authorize any of the actions set forth above in (A) through (D) above, then Bank, if the foregoing apply to any of LESCO, LSI, AIM, or LTLLC, if the foregoing applies to Bank, shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days of such other party becoming aware of the occurrence of such event; provided, that in the case of an occurrence under clause (D), this Agreement shall terminate automatically unless the parties shall mutually agree in writing to continue the

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Program. In any case in which notice is required for termination, this Agreement will terminate upon delivery of such notice.

                  (d) If, with respect to LESCO, LSI, AIM, or LTLLC, any of the following events occur without the consent of Bank (which consent shall not be unreasonably withheld), then Bank shall have the right to terminate this
Agreement: (A) any person or group of persons acquires, after the date of this Agreement, beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of any of LESCO, LSI, AIM, or LTLLC entitled to vote generally in the election of directors; (B) the stockholders of any of LESCO, LSI, AIM, or LTLLC approve a reorganization, merger or consolidation (each a "Reorganization"), in each case through which the persons who were the respective beneficial owners of the voting securities of any of LESCO, LSI, AIM, or LTLLC immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (C) all or substantially all of the assets or property of LESCO, LSI, AIM and LTLLC, on a consolidated basis, are sold or otherwise disposed of in one transaction or series of related transactions. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days of Bank becoming aware of the occurrence of such event. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

                  (e) If any of LESCO, LSI, AIM, or LTLLC, on the one hand, or Bank on the other, is in default under any material loan agreement, indenture or other instrument relating to any indebtedness for borrowed money and such default gives any person, either with or without notice and without giving effect to any extension of any grace period, the right to accelerate such indebtedness, then the non-defaulting party (either Bank or LESCO, as the case may be) shall have the right to terminate this Agreement. The foregoing notwithstanding, so long as (i) the non-defaulting party (either Bank or LESCO, as the case may be) receives notice of a pending default (of the type referred to in the preceding sentence) from the defaulting party within seven (7) days after the defaulting party first receives notice with respect thereto, (ii) the defaulting party promptly provides (but in any event within the thirty (30) day period referenced in clause (iii) below) to the non-defaulting party any and all documentation or agreements which evidence a waiver of or forebearance or other relief from such default, and (iii) within thirty (30) days after the date the defaulting party first receives notice of any such default, the defaulting party shall have entered into a valid, binding and enforceable written agreement which
(x) evidences the forebearance or waiver of such default by the third party asserting such default, and (y) has been signed and delivered by the third party asserting such default, then the non-defaulting party's termination rights under this Section 9.2(e) shall be deemed waived, but only in respect of such applicable default. In order to be effective, the notice of termination otherwise provided for under this Section 9.2(e), must be delivered within ninety (90) days after such non-defaulting party becoming aware of the occurrence of such event. This Agreement will terminate thirty (30) days after delivery of such termination notice by the non-defaulting party, unless the underlying default is cured during such final thirty (30) day period.

                  (f) If a material adverse change has occurred in the operations, financial condition, business or prospects of LESCO, LSI, AIM, and LTLLC (on a consolidated basis), on

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the one hand, or Bank on the other, which the other party (either Bank, in the case of a material adverse change to LESCO, LSI, AIM, and LTLLC, and LESCO, or LESCO, in the case of a material adverse change to Bank, as the case may be) has determined, in good faith, has had, or is reasonably likely to have, a material adverse effect on the ongoing operation or continued viability of the Program, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within ninety (90) days of the terminating party making such determination. This Agreement will terminate sixty (60) days after delivery of such notice of termination.

                  (g) Bank shall have the right to terminate the Operating Period upon written notice if (i) usury rates for the State of Utah (or any other State in which the Bank may choose to locate) change, laws regulating Bank's rate or fee structure change, or federal or state laws, regulations or other authority preempt the exportation of Bank's rate or fee structure; (ii) Bank determines, in good faith, that any of the foregoing has had, or is reasonably likely to have, a material adverse effect on Bank's ability to provide the Program or perform the transactions contemplated hereby or on Program economics; (iii) Bank has sought to engage LESCO in a good-faith renegotiation of the terms of this Agreement; (iv) the parties hereto have not agreed to modifications to the terms of this Agreement that Bank reasonably believes necessary to prevent a material adverse effect on the economics of the Program or on Bank (or on its ability to perform the transactions contemplated by this Agreement) resulting from the change in usury rates or other laws regulating Bank's rate or fee structure or the exportation thereof; and (v) either Bank is required to initiate changes to the Program to comply with applicable law or more than one hundred and twenty (120) days have passed since Bank first sought to engage LESCO in a good faith renegotiation of the terms of this Agreement.

                  (h) If a final judgment or judgments for the payment of money in excess of One Million Dollars ($1,000,000) is rendered against any of LI, LSI, AIM, or LTLLC and the same is not either (i) covered by insurance where the insurer has affirmatively and expressly accepted liability therefore or (ii) vacated, stayed, bonded, paid, or discharged prior to expiration of the applicable appeal period. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days of the date such judgment was delivered. This Agreement will terminate one hundred and twenty
(120) days after delivery of such notice of termination.

                  (i) If Bank declines to increase the BRC Credit Review Point then in effect or the Open Account Credit Review Point then in effect, as the case may be, pursuant to Section 6.6(b)(ii), then LESCO may terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after Bank notifies LESCO pursuant to Section 6.6(b)(ii). This Agreement will terminate one hundred and twenty (120) days after LESCO's delivery of such notice of termination.

                  (j) Either Bank or LESCO shall have the right to terminate the Agreement upon written notice to the other party hereto, if the performance by the other party of its obligations under this Agreement is prevented or materially impeded, without ability to cure, for a period of not less than 60 consecutive days by a Force Majeure Event.

                  (k) Either Bank or LESCO shall have the right to terminate the Agreement upon written notice to the other party hereto, if the other party fails to perform its post-closing obligations under the Purchase Agreement, and such failure continues for a period of more than thirty (30) days after notice from the non-breaching party.

                        ARTICLE 10 POST TERM PROVISIONS

         SECTION 10.1 PURCHASE OF ACCOUNTS BY LESCO UPON TERMINATION.

                  (a)      If Bank elects to terminate the Agreement under
Section 9.2 hereof, then, in addition to any other rights available to Bank hereunder, Bank shall have the right to require LESCO to purchase, and in such case LESCO must purchase or arrange for the purchase of not less than all of the Accounts and related Indebtedness (other than Accounts that have been written-off by Bank) for a purchase price payable in immediately available funds equal to (i) the sum of: (x) (REDACTED)of the Aggregate Outstanding Indebtedness attributable to BRC Accounts as of the date of purchase, plus (y) with respect to Prox Accounts and Net Invoice Accounts (A) if the effective date of such termination occurs on or before the first (1st) anniversary of the Program Commencement Date, (REDACTED) of the Aggregate Outstanding Indebtedness attributable to all such Accounts as of the date of purchase; (B) if the effective date of such termination occurs after the first (1st) anniversary of the Program Commencement Date, but prior to the second (2nd) anniversary, (REDACTED)of such Indebtedness; (C) if the effective date of such termination occurs after the second (2nd) anniversary of the Program Commencement Date, but prior to the third (3rd) anniversary, (REDACTED)of such Indebtedness; (D) if the effective date of such termination occurs after the third (3rd) anniversary of the Program Commencement Date, but prior to the fourth (4th) anniversary, (REDACTED)of such Indebtedness, and (E) if the effective date of such termination occurs after the fourth (4th) anniversary, (REDACTED) of such Indebtedness, less (ii) the amount of the Loan Loss Reserve. Bank must exercise the right to require the purchase of the Accounts under this Section 10.1(a), if at all, by notifying LESCO of such election in writing within thirty (30) days after giving notice of termination under Section 9.2. If Bank elects not to require LESCO to purchase the Accounts or otherwise fails to give such notice, LESCO may nonetheless purchase the Accounts pursuant to the terms of this
Section 10.1(a) by giving notice to Bank of its election to purchase the Accounts not more than forty-five (45) days after Bank's termination notice under Section 9.2. In either case, LESCO (or its designee) must thereafter purchase the Accounts and Indebtedness within one hundred twenty (120) days after the effective date of such termination. Upon receipt of the purchase price, Bank's obligation to deliver title to the Accounts and Indebtedness shall be deemed satisfied by its execution and delivery of a bill of sale for such Accounts and Indebtedness, and an authorization from Bank to file the requisite financing statement(s) in respect thereof. LESCO will bear all expenses of converting the Accounts and Indebtedness to LESCO (or its designee), as well as Bank's Deconversion Costs.

                  (b) If LESCO exercises any of its termination rights under Section 9.2 of the Agreement, or as of the expiration of any Term, LESCO will have the option, exercisable as provided below, to purchase, or to arrange for the purchase of, not less than all of the Accounts and related Indebtedness (other than Accounts that have been written-off by Bank) upon the termination or expiration of this Agreement for a purchase price payable in immediately

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available funds in an amount equal to (i) the sum of (x) (REDACTED) of the
Aggregate Outstanding Indebtedness attributable to BRC Accounts as of the date of purchase, plus (y) (REDACTED)of the Aggregate Outstanding Indebtedness attributable to all Prox Accounts and all Net Invoice Accounts, as of the date of purchase, plus (z) Bank's Deconversion Costs, less (ii) the amount of the Loan Loss Reserve. Notwithstanding the foregoing, the amount set forth in
Section 10.1(b)(iii) shall not be payable by LESCO in the event that LESCO exercises its termination rights under Section 9.2 of this Agreement.

                  (c) LESCO's option to purchase, or arrange for the purchase of, the Accounts and Indebtedness under Section 10.1(b) may be exercised as follows:

                  (d) If the Agreement is expiring based on either party's decision not to renew it under Section 9.1, LESCO may exercise its purchase option by giving notice of such election within one hundred and eighty (180) days prior to the expiration of the Agreement. LESCO must thereafter complete such purchase on the first Business Day after the expiration of this Agreement.

                  (e) If the Agreement terminates pursuant to Section 9.2 following the delivery of a termination notice by LESCO, LESCO must exercise its option by giving notice of such election with such termination notice. LESCO must thereafter complete such purchase within one hundred twenty (120) days after the effective date of such termination.

                  (f) If LESCO exercises its right to purchase, or arrange for the purchase of, the Accounts and Indebtedness under Section 10.1(b):

                  (g) LESCO and Bank agree to work in good faith to prepare the necessary purchase documents on terms and conditions that are reasonable and customary for the industry.

                  (h) LESCO will bear all reasonable expenses of conversion of the Accounts and Indebtedness to LESCO or its designee.

                  (i) Bank shall have no obligation to extend further credit under the Program after the expiration or earlier termination of the Agreement.

         SECTION 10.2 BANK'S RIGHTS IF LESCO DOES NOT PURCHASE ACCOUNTS. If LESCO does not exercise its option to purchase, or arrange for the purchase of, the Accounts and Indebtedness under Section 10.1(b) upon the expiration or earlier termination of the Agreement, Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or applicable law, to (i) liquidate any or all of the Accounts and charge LESCO a monthly fee equal to the sum of (x) (REDACTED)on each Active Account during such month which is a BRC Account, plus (y) (REDACTED)on each Active Account during such month which is a Prox Account (and in the case of (x) or (y), for as long as there remain Active Accounts); (ii) convert the Accounts to another credit or charge program maintained by Bank or any of its affiliates, or (iii) sell the Accounts, whether by securitization or otherwise to any third party. LESCO will cooperate with Bank and take any action reasonably requested by Bank, and Bank may use the LESCO Marks, if any, to communicate with Accountholders and authorized users, in connection with any such liquidation, substitution or sale. Bank shall have no obligation to extend further credit under the Program after the expiration or earlier termination of the Agreement.

         SECTION 10.3 SURVIVAL PROVISIONS.

                  (a) Except as is expressly provided to the contrary in this Agreement, all of the terms, conditions and covenants of this Agreement (including the applicable provisions of Section 2.2 that relate to LESCO's sales practices, Accountholder transactions, billing, customer servicing, settlement, chargeback and dispute handling) will continue in effect following the expiration or termination of the Term of this Agreement until the Final Liquidation Date.

                  (b) In addition, all warranties, representations and indemnities contained in this Agreement, and the parties' obligations under Sections 6.1 (Ownership of Accounts), 6.2 (Ownership of Accountholder Information), 6.12 (Record Retention), 6.13 (Use of Names and Marks), 6.14 (Intellectual Property), and Articles 10 and 13, will survive the termination of this Agreement and the Final Liquidation Date.

                  ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

         SECTION 11.1 REPRESENTATIONS AND WARRANTIES. Each party signatory below makes the following representations and warranties as of the date of this Agreement, and LESCO makes such representations and warranties on and as of each date on which Charge Transaction Data is transmitted to Bank:

                  (a) The complete legal name(s), correct organizational type(s) and state(s) of incorporation or organization for such party is(are) accurately set forth in the preamble paragraph hereto. Such party is duly organized, validly existing, and in good standing under the laws of its state(s) of incorporation or organization, as the case may be.

                  (b) Such party has the requisite organizational power and authority to conduct its business as presently conducted and hereafter contemplated to be conducted and to execute, deliver and perform this Agreement.

                  (c) This Agreement has been duly executed and delivered by such party, and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

                  (d) The execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby do not and will not (i) conflict with the organizational documents of such party, (ii) conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement of such party; or (iii) constitute a violation of any material order, judgment or decree to which such party is bound. No consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by such party of this Agreement.

                  (e) All information furnished by such party to the other for purposes of or in connection with this Agreement is true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. Except as disclosed to the other party, there is no fact known to such party (including, without limitation, threatened or pending litigation) that could materially and adversely affect the financial condition, business, property, or prospects of such party.

         SECTION 11.2 PRESENTMENT WARRANTIES. With respect to each submission of Charge Transaction Data to Bank, LESCO represents and warrants as follows with respect to such Charge Transaction Data and each underlying transaction:

                  (a) All purchases included in the Charge Transaction Data constitute bona fide, arms-length sales by LESCO of the goods or services described therein in the ordinary course of LESCO's business; LESCO has delivered all the products and fully performed all the services covered by the Charge Transaction Data;

                  (b) The Charges included in the Charge Transaction Data did not involve a cash advance or goods or services not listed in the applicable invoice or receipt; only goods and services sold by LESCO are included in the Charge Transaction Data; the Charges represent the entire purchase price of the goods and services identified in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check, or financed by any means other than the Credit Card;

                  (c) To the best of LESCO's knowledge, the goods and services covered by the Charge Transaction Data were sold by LESCO to Accountholders or authorized users for commercial or business purposes;

                  (d) No other credit provider has financed a portion of any sales transaction included in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check;

                  (e) Except for Telephone Purchases, LESCO obtained a signed invoice or receipt for each Charge included in the Charge Transaction Data;

                  (f) The signature on each invoice or receipt on which a signature is required is similar to the signature of the Accountholder or an authorized user on the Credit Card, and; at the time of the purchase, LESCO examined the Credit Card or, in the case of a Card-Not-Present-Purchase, otherwise complied with the Operating Procedures;

                  (g) All purchases at Store Locations included in the Charge Transaction Data occurred no earlier than (i) in the case of purchases at Service Centers(R), three (3) days, and (ii) in the case of purchases from Stores-On-Wheels(R) or from LESCO's other outside sales force, five (5) days prior to the submission of such Charge Transaction Data, and; all transactions included in the Charge Transaction Data were conducted in accordance with the Operating Procedures, this Agreement and all applicable laws;

                  (h) Each invoice or receipt included in the Charge Transaction Data (or, in the case of Telephone Purchases, the purchase information in the Charge Transaction Data) is not invalid, illegible, inaccurate or incomplete and has not been materially altered since being signed or submitted by the Accountholder or an authorized user; the Account number and name of the

Accountholder or the authorized user has been accurately printed on each invoice or receipt and has been included in each transmission of Charge Transaction Data; LESCO has obtained a valid authorization from Bank for each purchase (unless otherwise waived by Bank);

                  (i) Except in the case of a Telephone Purchase, each transaction included in the Charge Transaction Data was consummated and processed at a Store Location, and the Accountholder or an authorized user was present.

                           ARTICLE 12 INDEMNIFICATION

         SECTION 12.1 INDEMNIFICATION BY LESCO. LESCO agrees to indemnify and hold harmless Bank, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with, or result from:

                  (a) Any breach by LESCO of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

                  (b) Any products or services sold by LESCO (including, without limitation, any failure to provide the service as promised, any product defects, or product liability or warranty claims relating thereto);

                  (c) Any act or omission, where there was a duty to act, by LESCO or its employees, officers, directors or agents including without limitation, the failure of LESCO to comply with any law, rule or regulation applicable to LESCO;

                  (d) Any advertisements, solicitations or other promotions of the Program or of goods or services eligible for purchase under the Program conducted by or on behalf of LESCO (excluding those conducted by Bank).

                  (e) Bank's use of the LESCO Marks in accordance with the terms of this Agreement; or

                  (f) Any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of LESCO, including without limitation, information transferred or made available to a third party by Bank at LESCO's request.

                  (g) The foregoing indemnity obligation of LESCO shall not apply to any Damages of Bank to the extent caused by the gross negligence, willful misconduct or illegal acts of Bank.

         SECTION 12.2 INDEMNIFICATION BY BANK. Bank agrees to indemnify and hold harmless LESCO, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with or result from:

                  (a) Any breach by Bank of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

                  (b) any act or omission, where there was a duty to act, by Bank or its employees, officers, directors, or agents, including without limitation, the failure of Bank to comply with any law, rule or regulation applicable to Bank;

                  (c) Any advertisements, solicitations or other promotions by or on behalf of Bank (other than those conducted by LESCO) of the Program; or

                  (d) Any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of Bank.

                  (e) The foregoing indemnity obligation of Bank shall not apply to any Losses of LESCO to the extent caused by the gross negligence, willful misconduct or illegal acts of LESCO.

         SECTION 12.3 INDEMNIFICATION PROCEDURES.

                  (a) A party entitled to indemnification will give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Article 12. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless and solely to the extent the indemnifying party did not know of such third party claim and such failure results in the forfeiture by the other party of substantial rights and defenses.

                  (b) An indemnifying party will have the right, upon written notice to the indemnified party, to conduct at its expense the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel and the indemnified party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld), unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third party claim, the indemnified party will, at the indemnifying party's expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third party claim or proceeding at the indemnifying party's expense. Regardless of which party defends the third party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

                            ARTICLE 13 MISCELLANEOUS

         SECTION 13.1 CONFIDENTIALITY.

                  (a) This Agreement, and all material and information supplied by one party to another party under this Agreement, including, but not limited to, information concerning a party's marketing plans, objectives or financial results ("Confidential Information"), is confidential and proprietary. All such information will be used by each party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement. Each party will receive Confidential Information from the other party in confidence and will not disclose such Confidential Information to any third party, except (a) as contemplated under this Agreement; (b) as may be agreed upon in writing by the party providing such Confidential Information; (c) in the case of Bank to an affiliate of Bank; or (d) to the extent necessary, in exercising or enforcing its rights or (e) as required by law. Each party will use its reasonable best efforts to ensure that its respective officers, employees, and agents take such action as will be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Upon written request after the Final Liquidation Date, each party will destroy or return to the party providing such Confidential Information all such Confidential Information in its possession or control. Confidential Information will not include information in the public domain and information lawfully obtained from a third party.

                  (b)      Section 13.1(a) to the contrary notwithstanding,

                           (i)      LESCO shall have the right to file a copy of
this Agreement with the applicable commission or governmental agency to the extent necessary, in LESCO's good faith opinion, to comply with such disclosure laws or regulations (including any reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange, including NASDAQ, applicable to LESCO; provided, that LESCO shall (i) notify Bank in writing not less than thirty (30) days prior to any such filing of this Agreement, (ii) redact such terms of this Agreement as Bank may reasonably request prior to any such filing, and (iii) file a confidential treatment request with respect to such redacted document as part of any such filing, and

                           (ii)     Unless (w) required by any law, rule or
regulation applicable to Bank, (x) requested by any Accountholder (including as necessary to assess whether a proposed Accountholder meets the credit criteria necessary to participate in the Program), (y) required by any contract to which Bank is a party, or (z) in connection with an Account which Bank has written off (or as the parties may otherwise agree), Bank shall not, during the Term, sell, assign or transfer any Accountholder Information to any third parties (except as necessary or appropriate to allow Bank to exercise its rights and/or satisfy its obligations hereunder (including in connection with the administration, processing, collection and servicing of Accounts)), including any consumer or commercial credit reporting agency or credit bureau.

         SECTION 13.2 PUBLIC ANNOUNCEMENTS. Each of the parties shall consult with each other before they or any of their respective affiliates or agents issue any press releases or otherwise make, any public statements with respect to this Agreement and the transactions contemplated hereby, and none of them nor any affiliate of any of them shall issue any such press release or make any public statement prior to receiving express written approval of the other parties except, in each case, as may be required by applicable law, regulation (including a reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange, or NASDAQ, applicable to Bank or LESCO. Without limiting the foregoing, the parties agree to provide each other with any such obligatory press release or public statement reasonably in advance of its release and they shall confer in good faith with respect to the content thereof.

         SECTION 13.3 BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 13.4 ASSIGNMENT. Neither Bank nor LESCO may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, provided that Bank may, without such consent (i) assign all or part of its rights and delegate some or all of its obligations under this Agreement to an affiliate; (ii) engage third parties to perform some or all of Bank's obligations under this Agreement, including, without limitation the servicing and administration of Accounts; and (iii) assign all or some of its rights hereunder to any person acquiring any or all Accounts after the termination or expiration of this Agreement. Notwithstanding any assignment, Bank will remain liable for all of its obligations under this Agreement.

         SECTION 13.5 GOVERNING LAW. Except to the extent superceded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Utah. THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 13.6 FINANCIAL ACCOMMODATION. LESCO acknowledges that this Agreement is a "financial accommodation" contract (as such term is used in Section 365(c)(2) of Title 11 of the United States Code) for the benefit of LESCO.

         SECTION 13.7 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth in this Agreement, this Agreement does not confer upon any person, other than the parties, any rights or remedies under this Agreement.

         SECTION 13.8 AMENDMENTS. This Agreement may not be amended except by written instrument signed by LESCO and Bank.

         SECTION 13.9 NO PARTNERSHIP. Nothing contained in this Agreement will be construed to constitute LESCO and Bank as partners, joint venturers, principal and agent, or employer and employee.

         SECTION 13.10 NOTICES. All notices and communications given under this Agreement must be in writing and must be sent by hand, by facsimile (with verbal confirmation of receipt), by certified mail, return receipt requested, or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made as such party's address as set forth below and will be deemed given one (1) Business Day after being sent, as follows:

  if to LESCO:                            if to Bank:

          LESCO, Inc.
          15885 Sprague Road
          Strongsville, Ohio 44136        GE Capital Financial Inc.
          Attention:Chief                 4246 South Riverboat Road
          Financial Officer               Suite #300
                                          Salt Lake City, Utah 84123
                                          Attn:  President
         with a copy to:

         LESCO, Inc.                      with a copy to:

         15885 Sprague Road
         Strongsville, Ohio 44136         GE Capital Financial Inc.
         Attention: Law Department        4246 South Riverboat Road, Suite #300
                                          Salt Lake City, Utah 84123
                                          Attn:  Counsel

                  provided, however, that a party may notify the other party in writing (in accordance with the notice provisions in this Section) from time to time of an alternative address for notices under this Section and, in such case, notices hereunder will be effective if sent to the last address so designated.

         SECTION 13.11 NONWAIVER; REMEDIES CUMULATIVE; SEVERABILITY. All remedies are cumulative and not exclusive, and no delay in exercising a right will be deemed a waiver. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions will remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

         SECTION 13.12 DAMAGES WAIVER. Notwithstanding anything to the contrary in this Agreement, Bank and LESCO shall not be liable to the other under or in connection with this Agreement or the Program for any indirect or consequential or other damages relating to prospective profits, income, anticipated sales or investments, or goodwill, or for any punitive or exemplary damages; provided, that the damages limitation set forth in this Section 13.12 shall not apply to any Losses arising out of the failure of the parties under Section 13.1 or from Losses which result from an obligation of Bank or LESCO to pay any third party damages claims to the extent such third party claims otherwise fall under Bank's or LESCO's respective indemnity obligations hereunder.

         SECTION 13.13 JOINT AND SEVERAL OBLIGATIONS. Each obligation of LESCO hereunder shall be a joint and several obligation of each of LESCO, LSI, AIM, and LTLLC. For all purposes of this Agreement, notice given to or demand made upon LESCO shall be deemed to be notice given to or demand made upon each of LESCO, LSI, AIM, and LTLLC. LESCO covenants for the benefit of Bank to enter into such agreements and to make such other arrangements as may be necessary to ensure that each of LSI, AIM, and LTLLC receives copies of all such notices or demands from LESCO. Whenever this Agreement requires that payments be made to LESCO, Bank may make such payments directly to LESCO, which shall receive such payment in trust for itself and LSI, AIM, and LTLLC, to the extent any of such entities are entitled to all or any portion thereof. Bank shall have no obligation to ensure and no liability for the correct application of any payments made by it among LESCO, LSI, AIM, and LTLLC.

         SECTION 13.14 ENTIRE AGREEMENT. This Agreement (together with the schedules, exhibits and appendices attached to this Agreement) is the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior understandings, writings and agreements whether written or oral.

         SECTION 13.15 FURTHER ASSURANCES. LESCO and Bank agree to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated by this Agreement.

         SECTION 13.16 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts, all of which will constitute but one and the same original.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, LESCO and Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANK:

GE CAPITAL FINANCIAL INC.

By: _________________________________________

Name:
Title:

LESCO:

LESCO, INC.

By: _________________________________________
Name: Jeffrey Rutherford
Its:  Senior Vice President and Chief Financial Officer

LESCO SERVICES, INC.

By: _________________________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

LESCO TECHNOLOGIES, LLC

By: _________________________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

AIM LAWN & GARDEN PRODUCTS, INC.

By: _________________________________________
Name: Jeffrey Rutherford
Its:  Vice President and Chief Financial Officer

                                   APPENDIX A
                                   DEFINITIONS

A. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms will have the following meanings:

                  "Account" means all Prox Accounts, all Net Invoice Accounts and all BRC Accounts. For the avoidance of doubt, (i) each Recourse Account (all of which shall be Prox Accounts), and (ii) each Existing Account (which shall be designated as either a Prox Account, a Net Invoice Account or a BRC Account) shall, as of the Program Commencement Date, constitute Accounts hereunder and be subject to all terms, conditions and provisions of this Agreement.

                  "Accountholder" means any commercial business entity which has entered into an Accountholder Agreement with Bank or which is or may become obligated under or with respect to an Account.

                  "Accountholder Agreement" means the credit agreement, in either tangible or electronic form, between Bank and each Accountholder pursuant to which such Accountholder and its authorized user(s), if any, may make purchases on credit provided by Bank pursuant to the Prox Terms, the Net Invoice Terms or the BRC Terms, as the case may be. Accountholder Agreement shall also include any such agreements pertaining to the Existing Accounts.

                  "Account Documentation" means any and all Account information, credit applications, Accountholder Agreements, Charge Transaction Data, invoices, receipts, payments, credit information and documents or forms of any type and in any media relating to the Program, excluding materials used for advertising or solicitations. Account Documentation shall also include such corresponding documentation pertaining to the Existing Accounts.

                  "Accountholder Information" has the meaning given to it in
Section 6.2.

                  "Account Processing System" shall have the meaning assigned to it in Appendix B.

                  "Account Transition Services" shall have the meaning assigned to it in Appendix B.

                  "Active Account" means, as of any given date, any Account (other than an Account that has been written off in accordance with Bank's write-off policies) that had a debit or credit balance at any time after the beginning of the complete billing cycle immediately preceding such date.

                  "Aggregate Outstanding Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of Indebtedness on all Accounts as of such date.

                  "Agreement" means this Private Label Business Credit Program Agreement, including all schedules and appendices, as it may be amended from time to time.

                  "Average Active Account Balance" means with respect to any Program Year, (i) the quotient of (x) the sum of the Aggregate Outstanding Indebtedness for the last day of each calendar month during such Program Year divided by (y) twelve, divided by (ii) the Average Number of Active Accounts for such Program Year.

                  "Average Number of Active Accounts" means with respect to any Program Year, (i) the sum of the number of Active Accounts on the last day of each calendar month during such Program Year divided by (ii) twelve.

                  "Bank" has the meaning given to it in the recitals.

                  "BRC Account" means the legal relationship established by and between an Accountholder and Bank pursuant to an Accountholder Agreement and with respect to which Bank agrees to extend revolving credit under the BRC Program, on the BRC Terms, and the Accountholder agrees to repay such credit, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.

                  "BRC Credit Review Point" means (REDACTED)or such other higher amount as Bank, in its sole discretion, may from time to time specify to LESCO in writing.

                  "BRC Fee" means a fee payable in connection with each submission by LESCO to Bank of Charge Transaction Data pertaining to purchases financed on BRC Accounts, calculated as set forth in Section 3.4(c).

                  "BRC Fee Percentages" means the percentages set by Bank for use in calculating the BRC Fee. As of the Program Commencement Date, the BRC Fee Percentages will be as set forth on Schedule 3.5. Pursuant to the provisions of
Section 3.5 and 3.6, Bank may reset the BRC Fee Percentages by written notice to LESCO and such reset BRC Fee Percentages will be used in calculating the BRC Fee in respect of all Charge Transaction Data submitted in respect of any BRC Accounts at any time thereafter (until such BRC Fee Percentages are again reset in accordance with the terms hereof.).

                  "BRC Program" means the customized revolving business credit charge program established hereby and offered by Bank to qualified commercial customers of LESCO.

                  "BRC Terms" means the terms and conditions applicable to extensions of credit by Bank to Accountholders under the BRC Program. The initial BRC Terms are set forth on Schedule 6.3.

                  "Business Day" means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in Utah or Ohio.

                  "Card-Not-Present Purchases" means a purchase of LESCO's products and/or services financed on an Account (i) where the person transacting such purchase does not present a Credit Card relating to such Account, but states that he or she is the owner or an employee of the Accountholder and an authorized user, and LESCO does not do all of the following: (a) check such person's identification, (b) confirm such person's identity and status as an authorized buyer prior to such purchase in accordance with the Operating Procedures, and

(c) obtain the authorized buyer signature on the invoice; or (ii) where such purchase constitutes a Telephone Purchase.

                  "Charge Transaction Data" means Account and related Accountholder and/or authorized user identification and transaction information transmitted by LESCO to Bank with regard to a charge or a credit to an Account.

                  "Confidential Information" has the meaning given to it in
Section 13.1.

                  "Credit Card" means the plastic card issued by Bank under the Program exclusively for use with the Program which evidences the right of an Accountholder and, if the Accountholder has so designated, any authorized user(s) to make purchases of goods and services from LESCO under the Program.

                   "Damages" means any and all losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including, without limitation, counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

                   "Deconversion Costs" means, the reasonable costs and expenses actually incurred by Bank (as provided by Bank to LESCO in reasonable detail) in respect of deconverting from Bank's systems the Prox Accounts and Net Invoice Accounts purchased by LESCO pursuant to Section 10.1; provided, that (i) in the case of an early termination (other than a termination by LESCO under Sections 9.2(a) or (b), all of such actual, reasonable costs and expenses of Bank shall be paid by LESCO, or (ii) in the case of an early termination by LESCO under Sections 9.2(a) or (b), or at the expiration of the Term (or any renewal thereof), only the first five hundred thousand dollars ($500,000) of such actual, reasonable costs and expenses of Bank shall be paid by LESCO.

                  "Effective Date" means the date this Agreement is executed and delivered by each of Bank and LESCO.

                  "Existing Accounts" means the commercial accounts and related indebtedness originated by LESCO which accounts and indebtedness were purchased by Bank from LESCO pursuant to the Purchase Agreement.

                  "Existing Program Fees" means, as of any date, the sum of all Prox Fees, all Net Invoice Fees and all BRC Fees (including fees based on the application of any Promotional Fee Percentage) that were paid by LESCO under the Program during the applicable period immediately preceding such date.

                  "Final Liquidation Date" will mean the first day after the termination or expiration of this Agreement on which Bank no longer owns any Active Accounts.

                  "Force Majeure Event" means any of the following: acts of God, fire, earthquake, explosion, accident, terrorism, war, nuclear disaster, riot, strike or labor dispute, material changes in applicable laws or regulations, including, but not limited to, a change in state or federal law, or other event beyond a party's reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement.

                  "Indebtedness" means any and all amounts owing from time to time with respect to an Account whether or not billed, including, without limitation, any unpaid balance, finance charges (inclusive of finance charges subject to possible reversals due to unexpired credit-based promotions), late charges, and NSF fees.

                  "Interim Transition Period" has the meaning given in Section 1.3.

                  "LESCO" has the meaning given to it in the recitals.

                  "LESCO Marks" means the names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations as the same currently exist and as they may be amended or adopted by LESCO from time to time hereafter.

                  "LESCO Terms" means the following terms of credit provided to Accountholders during the Interim Transition Period: (1) "1% Ten Days; Net Thirty (30) Days"; (2) Net Thirty (30) Days, and (3) such other non-standard terms as are identified in the Closing File and the Closing File Supplement.

                  "LIBOR Rate" means, for any date, the highest three (3) month "London Interbank Offered Rate" (LIBOR) as published in The Wall Street Journal in its "Money Rates" section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published whether or not such rate is actually ever charged or paid by any entity.

                  "Loan Loss Reserve" means the reserve against losses on Accounts established and maintained by Bank in the ordinary course.

                  "Net BRC Program Sales" means, for any given period, the aggregate amount of sales to Accountholders resulting in charges to the BRC Accounts of such Accountholders during such period less aggregate credits to BRC Accounts during such period, in each case as reflected in the Charge Transaction Data.

                  "Net Invoice Account" means the legal relationship established by and between an Accountholder and Bank pursuant to an Accountholder Agreement and with respect to which Bank agrees to extend open-end credit on the Net Invoice Terms, and the Accountholder agrees to repay such credit, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.

                   "Net Invoice Fee" means a fee payable in connection with each submission by LESCO to Bank of Charge Transaction Data pertaining to purchases financed on Net Invoice Accounts, calculated as set forth in Section 3.4(b).

                  "Net Invoice Fee Percentage" means the percentages set by Bank and used in calculating the Net Invoice Fee. Bank shall offer alternative Net Invoice Percentages to Accountholders. The range of Net Invoice Fee Percentages available as of the Program Commencement Date are set forth on Schedule 3.5. Pursuant to the provisions of Section 3.5 and 3.6, Bank may reset one or more of the Net Invoice Fee Percentages by written notice to LESCO and such reset Net Invoice Fee Percentage(s) will be used in calculating the Net Invoice Fee in respect of all Charge Transaction Data submitted in respect of any Net Invoice Accounts at any time thereafter (until such Net Invoice Fee Percentage is again reset in accordance with the terms hereof.).

                  "Net Invoice Terms" means the terms and conditions applicable to extensions of credit by Bank to Accountholders electing to open a Net Invoice Account. The initial Net Invoice Terms are set forth on Schedule 6.3.

                  "Net Program Sales" means, for any given period, the aggregate amount of sales to Accountholders resulting in charges to the Accounts of such Accountholders during such period less aggregate credits to Accounts during such period, in each case as reflected in the Charge Transaction Data.

                  "New Pricing" has the meaning given in Section 3.5(c).

                  "New Program Fees" means, as of any date, the sum of all Prox Fees, all Net Invoice Fees and all BRC Fees, that would have been paid by LESCO under the Program during the applicable period immediately preceding such date, assuming that all New Pricing proposed by Bank was effectuated at the beginning of such period (including such fees that would have been paid based on the application of the Promotional Fee Percentages).

                  "Open Account Program" means the open-end commercial credit program established by Bank under this Agreement and made available to qualified commercial customers of LESCO to finance purchases of LESCO's products and services pursuant to the Prox Terms or the Net Invoice Terms, as the case may be.

                  "Open Account Credit Review Point" means (REDACTED)or such other higher amount as Bank, in its sole discretion, may from time to time specify to LESCO in writing.

                   "Operating Procedures" means the operating procedures attached to this Agreement as Appendix C, as may be amended from time to time by Bank in Bank's reasonable discretion.

                  "Prime Rate" shall mean, as of any date of determination, the highest bank prime or reference loan rate as published in the Wall Street Journal in its "Money Rates" section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published, whether or not such rate is actually ever charged or paid by any entity.

                  "Program" has the meaning given to it in Section 1.1.

                  "Program Commencement Date" means, subject to the provisions of Section 1.1(b), December 29, 2003.

                  "Program Fee" means, collectively, all Prox Fees, all Net Invoice Fees and all BRC Fees (which, for the avoidance of doubt, shall include such fees based on the application of any Promotional Fee Percentage).

                  "Program Fee Percentages" means, collectively, all Prox Fee Percentages, all Net Invoice Fee Percentages, all BRC Fee Percentages, and all Promotional Fee Percentages.

                  "Promotional Fee Percentages" means, with respect to a Prox Account, Net Invoice Account or BRC Account, as the case may be, the extended payment period and corresponding Prox Fee Percentage, Net Invoice Fee Percentage or BRC Fee Percentage applicable to any purchase financed under the Program and which is subject to a credit-based promotion. The Promotional Fee Percentages in effect as of the Program Commencement Date are as set forth in Schedule 3.5(d). Such percentages may be amended from time to time by Bank as set forth in Sections 3.5 and 3.6.

                   "Program Year" means a calendar year; provided, that the first Program Year shall begin on the Program Commencement Date and end on December 31, 2004.

                  "Prox Account" means the legal relationship established by and between an Accountholder and Bank pursuant to an Accountholder Agreement and with respect to which Bank agrees to extend open-end credit on the Prox Terms, and the Accountholder agrees to repay such credit, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.

                   "Prox Fee" means a fee payable in connection with each submission by LESCO to Bank of Charge Transaction Data pertaining to purchases financed on Prox Accounts, calculated as set forth in Section 3.4(a).

                  "Prox Fee Percentage" means the percentage set by Bank and used in calculating the Prox Fee. As of the Program Commencement Date, the Prox Fee Percentages are set forth on Schedule 3.5. Pursuant to the provisions of
Section 3.5 and 3.6, Bank may reset the Prox Fee Percentage by written notice to LESCO and such reset Prox Fee Percentage will be used in calculating the Prox Fee in respect of all Charge Transaction Data submitted in respect of any Prox Accounts at any time thereafter (until such Prox Fee Percentage is again reset in accordance with the terms hereof.). For the avoidance of doubt, the Prox Recourse Fee Percentage shall also constitute a Prox Fee Percentage for all purposes hereunder (except as specifically provided to the contrary herein).

                  "Prox Recourse Fee Percentage" means the percentage set by Bank and used in calculating the Prox Fee applicable to Recourse Accounts. As of the Program Commencement Date, the Prox Recourse Fee Percentage is set forth on
Schedule 3.5. Pursuant to the provisions of Section 3.5 and 3.6, Bank may reset the Prox Fee Recourse Percentage by written notice to LESCO and such reset Prox Recourse Fee Percentage will be used in calculating the Prox Fee in respect of all Charge Transaction Data submitted in respect of any Recourse Accounts at any time thereafter (until such Prox Recourse Fee Percentage is again reset in accordance with the terms hereof.).

                  "Prox Terms" means the terms and conditions applicable to extensions of credit by Bank to Accountholders electing to open a Prox Account. The initial Prox Terms as set forth on Schedule 6.3.

                  "Purchase Agreement" means that certain Portfolio Purchase and Sale Agreement, dated as of December 16, 2003, by and between LESCO and Bank.

                  "Recourse Accounts" means (i) those Existing Accounts designated as Recourse Accounts (as defined in the Purchase Agreement) pursuant to the terms and conditions of the Purchase Agreement, and (ii) all Accounts designated as "Recourse Accounts" pursuant to the provisions of Section 1.4 hereto.

                  "Recourse Portfolio" has the meaning given in Section 1.4.

                  "Solvent" means, as to any person, (i) that the present fair salable value of such person's assets exceeds the total amount of its liabilities; (ii) that such person is generally able to pay its debts as they come due; and (iii) that such person does not have unreasonably small capital to carry on such person's business as theretofore operated and as thereafter contemplated. The phrase "present fair salable value of such person's assets" means that value that could be obtained if such person's assets were sold within a reasonable time in one or more arm's-length transactions in an existing and not theoretical market.

                  "Store Location" means those Service Centers(R) and Stores-On-Wheels(R) owned or operated by LESCO within the United States. Also included in the definition of "Store Location" shall be all individual sales representatives comprising LESCO's outside sales force which are permitted to process sales financed on Accounts, transmit Charge Transaction Data or processes credits from a remote location not otherwise constituting a Service Center(R) or one of LESCO's Stores-On-Wheels(R).

                  "Telephone Purchase" means a purchase of any of products or services from LESCO charged to an Account where the Account information necessary to effect the purchase is provided via the telephone.

                  "Term" has the meaning given to it in Section 9.1.

                  "Value-Added Program" means any products or services that enhance the features of the Program or an Account.

                  "Weighted Annual Program Cost" means, for any period, the percentage relationship, expressed in basis points, represented by the following: (i) the difference between the New Program Fees and the Existing Program Fees, divided by (ii) Existing Program Fees.

                  B. MISCELLANEOUS. As used in this Agreement, (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to the masculine gender shall include the feminine gender (and vice versa) and (iii) all references to "herein,"

"hereof," "hereunder," "hereinbelow," "hereinabove" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as from time to time hereafter the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, or any other form of entity. Captions of the sections of this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify or construe the contents thereof.

                                   APPENDIX B
                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                     INTERIM TRANSITION TERMS AND CONDITIONS

I.       INTERIM TRANSITION PERIOD OBLIGATIONS.

                  (a) During the Interim Transition Period, LESCO shall grant such rights, access and assistance with respect to LESCO's account administration, software, systems and related intellectual property, including, but not limited to the software, systems, data files, hardware, equipment and related intellectual property pertaining to the Unity, Censys, AS400 and Infinium account receivable processing systems (the "Account Processing System"), including any and all modifications and upgrades thereto, that Bank deems reasonably necessary or desirable to allow Bank to service and administer the Accounts and related Indebtedness from a site designated by Bank. Such rights, access and assistance shall pertain to equipment, software and/or programs relating to data transmission, collection, storage and retrieval, account processing (including billing), and customer service with respect to the Accounts and related Indebtedness (collectively, the "Account Transition Services").

                  (b) From Effective Date and during the Interim Transition Period LESCO, or a third party designated by LESCO, shall provide (or continue to provide, as the case may be) such personnel, training and technical assistance with respect to the Account Processing System and functional use of the data available on the Account Processing System (including, but not limited to, VPN connections) as to allow Bank to understand and operate the Account Processing System, including any and all modifications and upgrades thereto, and to perform the Account Transition Services in a manner consistent with LESCO's operating procedures in effect immediately prior to the Program Commencement Date.

                  (c) Bank will pay all fees and expenses related to training provided by any mutually agreeable third party(s). Except for third party training or as otherwise may be mutually agreed to in writing by the parties, all costs and expenses in connection with the training contemplated under this Section, including travel expenses, shall be paid by the party incurring such costs and expenses.

                  (d) LESCO shall (i) obtain, at no cost to Bank, such third party consents, if any, as are necessary or appropriate to allow Bank to operate the Account Processing System and to access such system from a site designated by Bank, (ii) cooperate with Bank to obtain such third party technical assistance as may be necessary or desirable to complete such move at no cost to Bank, and (iii) otherwise provide such assistance as Bank shall reasonably request to facilitate the performance of the Account Transition Services as contemplated hereby.

                  (e) From Effective Date and during the Interim Transition Period, LESCO shall:

         (i) safeguard the Account Processing System to ensure that no unauthorized person shall have access thereto and that no unauthorized copy, publication, disclosure or distribution in any form, in whole or in part, of the information contained thereon shall be made.

         (ii) maintain and update backup copies of all data and programs used in conjunction with the Account Processing System at least daily in order to prevent catastrophic loss.

         (iii) in the event the Account Processing System is unable (due to limitations on capacity or for any other reason) to perform processing and otherwise support the use of the Account Processing System by both LESCO and Bank in the ordinary course of LESCO's and Bank's business operations, LESCO shall cease its use of the Account Processing System until such time that the Account Processing System is able to perform processing and otherwise support the use thereof by both LESCO and Bank in the ordinary course of LESCO's and Bank's business operations.

         (iv) minimize any disruption of Bank's access to the Account Processing System or functional use thereof or of the data available on the Account Processing System.

         (v) repair or cause the repair of any malfunction with respect to or failure of the Account Processing System reported by Bank or discovered by LESCO.

         (vi) facilitate the conversion of the Existing Accounts (and any Accounts originated during the Interim Transition Period) from LESCO's Account Processing System and onto Bank's account processing system, including providing to Bank such standard master file test tapes (and corresponding supplemental tapes) as Bank may reasonably request.

                  (j) LESCO shall use its commercially reasonable efforts to facilitate the transfer and establishment of customer communication channels, including, but not limited to, phone and facsimile communications.

II. REPRESENTATIONS AND WARRANTIES. LESCO makes the following representations and warranties to Bank as of the Effective Date:

                  (a) There are no outstanding agreements or understandings, written or oral, concerning the Account Processing System that would preclude the parties hereto from effectuating the terms and conditions of this Appendix B, including Bank's use of the Account Processing System as contemplated hereby; LESCO's granting of the rights, access and assistance with respect to the Account Processing System as set forth in this Appendix B does not violate, infringe or otherwise conflict or interfere with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party, and will not give rise to any claim against Bank or LESCO, including for infringement;

                  (b) Other than the liens of PNC Bank, National Association, as agent, LESCO has not previously sold, licensed, encumbered or pledged the Account Processing System or any portion thereof as security to any third party; and

                  (c) LESCO has the full right, power and authority to grant the rights, access and assistance with respect to the Account Processing System contemplated hereby.

III. HOLD HARMLESS. LESCO hereby agrees to hold Bank harmless and waive any and all claims or rights of action against Bank that may otherwise be available to LESCO hereunder or at law or in equity with respect to any failure of Bank to perform its obligations in respect of the Program or the provision of credit to Accountholders or the administration of Accounts to the extent the same is caused by any failure of the Account Processing System.

                                   APPENDIX C
                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                              OPERATING PROCEDURES

                                    OMITTED

SCHEDULE 3.5

                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT
                   INITIAL PROX PERCENTAGES AND BRC PERCENTAGE
                  AVAILABLE AS OF THE PROGRAM COMMENCEMENT DATE

                  (REDACTED)

SCHEDULE 3.5(d)

                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                       INITIAL PROMOTIONAL FEE PERCENTAGES
                  AVAILABLE AS OF THE PROGRAM COMMENCEMENT DATE

                  (REDACTED)

SCHEDULE 3.6

                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                      INTEREST RATE ADJUSTMENT ILLUSTRATION

                                    OMITTED

SCHEDULE 6.3

                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                     INITIAL TERMS OFFERED TO ACCOUNTHOLDERS

A. PROX TERMS.

Payment Terms - Payment-In-Full due within 20 days of statement date, or such other special terms and conditions as the parties shall mutually agree. Late Fees - 2% of delinquent balance

B. BRC TERMS

APR -

  Variable Rate at Prime Rate plus 15.00%
Minimum       21.00%

  Minimum Payment - One-Twelfth of the highest balance since the previous zero balance or $50.00, whichever is greater.

                  Late Payment Fee shall be as follows:

                      New Balance           Late Payment Fee
                      -----------           ----------------
Under $50.00               $15
$50-$99.99                 $20
$100-$299.99               $25
$300 or above              $29

C. NET INVOICE TERMS. Net Invoice Terms shall be determined by mutual written agreement of the parties and shall be incorporated into this Schedule by reference pursuant to such agreement.

SCHEDULE 6.7(c)

                                       TO
                        BUSINESS CREDIT PROGRAM AGREEMENT

                            LESCO FINANCIAL COVENANTS

                  From the Program Commencement Date until the expiration or earlier termination of the Term, LESCO shall satisfy and perform in the manner set forth below each of the following financial covenant and report their compliance therewith in the manner set forth in Section 6.7(c):

Fixed Charge Coverage Ratio. At the end of each fiscal quarter of LESCO, LESCO, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio for the immediately preceding four fiscal quarters, of not less than 1.05 to 1.00. With respect to each of the following one time charges, such one time charge shall not be taken into account in calculating the Fixed Charge Coverage Ratio for the fiscal quarter in which such one time charge occurs (without duplication): (i) fees and costs incurred by LESCO during such quarter in respect of terminating or hedging any swap arrangement to which LESCO is a party, (ii) proceeds of the sale of the Existing Accounts to LESCO, (iii) the costs and expenses of LESCO in completing the sale of Existing Accounts to Bank and in amending and restating its credit facility with PNC Bank, National Association, as agent, (iv) the write-off of (x) amounts owing, but not paid in respect of Excluded Accounts (as defined in the Purchase Agreement), and (y) deferred transaction costs, financing fees and other costs incurred by LESCO during January 2002 arising out of the restructuring of its balance sheet, and (v) the amount expended by LESCO to purchase all of the Series B Preferred Stock of LESCO (which, as of the date hereof, is estimated to be approximately One Million Seven Hundred Thousand Dollars ($1,700,000)).

As used in this Schedule, the following terms shall have the following meanings:

"Earnings Before Interest and Taxes" shall mean for any period the sum of (i) net income (or loss) of LESCO on a consolidated basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of LESCO on a consolidated basis for such period, plus (iii) all charges against income of LESCO on a consolidated basis for such period for federal, state and local tax.

"EBITDA" shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus
(iii) amortization expenses for such period.

"Fixed Charge Coverage Ratio" shall mean and include, with respect to any period, the ratio of (a) EBITDA minus Non-Financed Capital Expenditures, minus income taxes expensed on a consolidated basis, all the foregoing during such period to (b) Fixed Charges during such period.

"Fixed Charges" shall mean, the sum of consolidated interest expense of LESCO, current maturities of long-term debt, and payments under capitalized leases, the foregoing all as determined in conformity with GAAP. In determining the Fixed Charges as of the end of any fiscal quarter, such calculation shall include the current maturities in respect of long-term debt and payment under capitalized leases for the immediately succeeding twelve months, plus the aggregate interest expense in respect of Indebtedness for the immediately preceding twelve month period.

"GAAP" means Generally Accepted Accounting Principles in effect from time to time in the United States, consistently applied.

"Indebtedness" of a person at a particular date shall mean all obligations of such person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a lien on assets owned by such person, whether or not such indebtedness actually shall have been created, assumed or incurred by such person. Any indebtedness of such person resulting from the acquisition by such person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

"Non-Financed Capital Expenditures" shall mean capital expenditures of LESCO which are not financed by any third party lender.

                                   EXHIBIT A-1
                                    (FORM OF)
                              DAILY ACTIVITY REPORT

CARDHOLDER ACTIVITY
OPENING BALANCE

                                             $ xxx                  $ xxx                 $ xxx
                                               BRC                  PROX**                LESCO
                                      -------------------   --------------------   --------------------
                                      TODAY           MTD   TODAY            MTD   TODAY            MTD
SALES
SALES ADJUSTMENTS
CHARGE OFF SALES                   (A)
NET SALES
RETURNS
RETURNS ADJUSTMENTS
NET RETURNS

PAYMENTS
PAYMENTS ADJUSTMENTS
NET PAYMENTS

MISCELLANEOUS CHARGES
MISCELLANEOUS CHARGES ADJUSTMENTS
CHARGE OFF MISCELLANEOUS CHARGES
NET MISCELLANEOUS CHARGES

TRANSFERS IN
TRANSFERS OUT
REINSTATED                         (C)
NET TRANSFERS

NET CHANGE GOOD ACCOUNTS

CLOSING BALANCE                            $ xxx                  $ xxx                  $ xxx

**PROX RECOURSE ACCOUNTS SHALL BE SEPARATELY ACCOUNTED FOR USING THE SAME ITEMIZED ATTRIBUTES.

                                                   $ xxx                      $ xxx                     $ xxx
                                                    BRC                       PROX**                    LESCO
                                            -------------------          ---------------        --------------------
                                            TODAY           MTD          TODAY       MTD        TODAY            MTD
CARDHOLDER INCOME DETAIL

FINANCE CHARGES
FINANCE CHARGES-ADJUSTMENT
FINANCE CHARGES-CHARGEOFF

LATE CHARGES
LATE CHARGES-ADJUSTMENT
LATE CHARGES-CHARGEOFF

OVERLIMIT CHARGES
OVERLIMIT CHARGES-ADJUSTMENT
OVERLIMIT CHARGES-CHARGEOFF

NET CARDHOLDER INCOME                 (B)

UNPOSTED TRANSACTIONS
SALES
RETURNS
PAYMENTS
TOTAL UNPOSTED TRANSACTIONS
CHARGED-OFF ACCOUNTS
OPENING BALANCE
CHARGED OFF                           (A)
SALES
RETURNS
PAYMENTS
FINANCE CHARGE
LATE FEE
CREDIT LIFE
REINSTATED                            (C)
ENDING BALANCE

**PROX RECOURSE ACCOUNTS SHALL BE SEPARATELY ACCOUNTED FOR USING THE SAME ITEMIZED ATTRIBUTES.

                                   EXHIBIT A-2
                                    (FORM OF)
                               DELINQUENCY REPORT

                  Current  30-59    60-89        90-119       120-149     150-179       180-209     210-239
                          (1 Cycle) (2 Cycles)  (3 Cycles)   (4 Cycles)   (5 Cycles)   (6 Cycles)  (7 Cycles)
GE ACCOUNTS-BRC
OUTSTANDING BAL
                  Current  30-59    60-89        90-119       120-149     150-179       180-209     210-239
                          (1 Cycle) (2 Cycles)  (3 Cycles)   (4 Cycles)   (5 Cycles)   (6 Cycles)  (7 Cycles)

GE ACCOUNTS-PROX
OUTSTANDING BAL

                  Current  30-59    60-89        90-119       120-149     150-179       180-209     210-239
                          (1 Cycle) (2 Cycles)  (3 Cycles)   (4 Cycles)   (5 Cycles)   (6 Cycles)  (7 Cycles)
LESCO ACCOUNTS
OUTSTANDING BAL

                    240-269     270-299                Total
                   (8 Cycles)   (9 Cycles)   Bankrupt  Outstanding
GE ACCOUNTS-BRC
OUTSTANDING BAL
                    240-269     270-299                Total
                   (8 Cycles)   (9 Cycles)   Bankrupt  Outstanding

GE ACCOUNTS-PROX
OUTSTANDING BAL

                    240-269     270-299                Total
                   (8 Cycles)   (9 Cycles)   Bankrupt  Outstanding
LESCO ACCOUNTS
OUTSTANDING BAL

                                   EXHIBIT A-3
                                    (FORM OF)

DAILY SETTLEMENT REPORT

DATE:___________________

                                              BRC           PROX          PROX            LESCO             TOTAL
                                                          RECOURSE
                                           ----------------------------------------------------------------------
Cash Sales                                                                                n/a
Credit Sales                            A                                                 n/a
less:  Credit Slips (Returns            B                                                 n/a
less:  Chargebacks                      D                                                 n/a
plus:  Chargeback Reversals             E                                                 n/a
                                           ----------------------------------------------------------------------
EQUALS:  NET CREDIT VOLUME              F                                                 n/a
(A+E)-(B+D)
                                           ----------------------------------------------------------------------
less:  In-Store Credit Payments         G                                                 n/a
less:  In-Store Cash Payments           N
plus:  Returned In-Store Payments       H                                                 n/a
(NG Checks)
plus:  Payments on LESCO accounts       J
less:  Returned LESCO Payments (NSF     P
Checks)
less:  Net Promotion Fees - Previous    K                                                 n/a
Day
                                           ----------------------------------------------------------------------
EQUALS:  SETTLEMENT AMOUNT              M
(F+H+J)-(G+K+N+P)
                                           ----------------------------------------------------------------------

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